Exhibit 10.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

GREEN BANCORP, INC.,

SEARCHLIGHT MERGER SUB CORP.

and

SP BANCORP, INC.

Dated as of May 5, 2014

i

INDEX OF DEFINED TERMS

Definition	Location

Acquisition Proposal	Section 5.2(h)(1)
Action	Section 3.10
Adjusted TBV	Section 2.2(b)
Adverse Recommendation Change	Section 5.2(b)
Affiliate	Section 8.3(a)
Agency	Section 3.17(h)(1)
Aggregate Merger Consideration	Section 2.2(a)(2)
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.2(b)
Articles of Merger	Section 1.3
Balance Sheet	Section 3.6(a)
Bank	Recitals
Bank Bylaws	Section 3.1(b)
Bank Charter	Section 3.1(b)
Bank Merger	Recitals
Book Value	Section 2.2(b)
Book-Entry Shares	Section 2.1(a)
Business Day	Section 8.3(b)
Cashed-Out Company Stock Options	Section 2.3(a)
Certificate	Section 2.1(a)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.5
Company	Preamble
Company 401(k) Plans	Section 5.15(d)
Company Board	Recitals
Company Bylaws	Section 3.1(b)
Company Charter	Section 3.1(b)
Company Disclosure Letter	Article III
Company Employee	Section 5.15(a)
Company Intellectual Property	Section 3.20
Company Plan	Section 3.13(a)
Company Reports	Section 3.12
Company Restricted Share	Section 2.3(b)
Company Stock Awards	Section 3.2(b)
Company Stock Option	Section 2.3(a)
Company Stock Plans	Section 2.3(a)
Company Stockholders Meeting	Section 5.3(b)
Confidentiality Agreement	Section 5.4
Contract	Section 3.5(a)
control	Section 8.3(c)
Derivative Contract	Section 3.27

Effective Time	Section 1.3
Environmental Laws	Section 3.26
ERISA	Section 3.13(a)
ESOP	Section 3.2(a)
ESOP Determination Letter	Section 5.15(e)
ESOP Loans	Section 3.13(f)
Exchange Act	Section 3.6(b)
FDIC	Section 3.1(c)
Federal Reserve	Section 3.5(b)
Final Adjusted TBV	Section 2.2(d)
Final Closing Statement	Section 2.2(d)
GAAP	Section 2.2(b)
Governmental Entity	Section 3.5(b)
Green Bank	Recitals
Indebtedness	Section 5.1(g)
Indemnified Party	Section 5.14
Initial Resolution Period	Section 2.2(g)
Insurer	Section 3.17(h)(3)
Interim Closing Statement	Section 2.2(c)
In-The-Money Company Stock Option	Section 2.3(a)
IRS	Section 3.13(a)
knowledge	Section 8.3(d)
Law	Section 3.5(a)
Lease/Consent Costs	Section 5.5(d)
Liens	Section 3.2(a)
Loan Investor	Section 3.17(h)(2)
Loans	Section 3.17(a)
Maryland SDAT	Section 1.3
Material Adverse Effect	Section 3.1(a)
Material Contract	Section 3.16(a)(14)
Merger	Recitals
Merger Sub	Preamble
MGCL	Recitals
NASDAQ	Section 3.12
Neutral Auditor	Section 2.2(g)
Objection Notice	Section 2.2(f)
OCC	Section 3.5(b)
Options/Restricted Stock Costs	Section 2.2(b)
Out-Of-The-Money Company Stock Option	Section 2.3(a)
Outside Date	Section 7.1(b)(1)
Owned Real Property	Section 3.19
Parent	Preamble
Parent Offering	Section 5.19(a)
Parent Plans	Section 5.15(a)
Paying Agent	Section 2.4(a)
Paying Agent Agreement	Section 2.4(a)

v

Payment Fund	Section 2.4(a)
Per Share Merger Consideration	Section 2.2(a)(1)
Permits	Section 3.11(a)
Permitted Liens	Section 3.19
Person	Section 8.3(e)
Preliminary Closing Statement	Section 2.2(b)
Proxy Statement	Section 3.8
Regulations	Section 3.15(l)(1)
Regulatory Agreement	Section 3.28
Representatives	Section 5.2
Required Information	Section 5.19(a)
Requisite Regulatory Approvals	Section 6.1(b)
SEC	Section 3.5(b)
Shares	Section 1.7
Stockholder Approval	Section 3.4(a)
Subsidiary	Section 8.3(f)
Superior Proposal	Section 5.2(h)(2)
Surviving Corporation	Recitals
Takeover Laws	Section 3.21
Tangible Book Value	Section 2.2(b)
Tax	Section 3.15(l)(2)
Tax Authority	Section 3.15(l)(3)
Tax Law	Section 3.15(l)(4)
Tax Return	Section 3.15(l)(5)
Termination Fee	Section 7.3(b)(2)
Texas DOB	Section 3.5(b)
Transaction Expenses	Section 2.2(b)
Voting Agreements	Recitals

Schedules and Exhibits

Company Disclosure Letter

Schedule 2.2(b)	Preliminary Closing Statement

Schedule 6.2(b)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 5, 2014, among GREEN BANCORP, INC., a Texas corporation (“Parent”), SEARCHLIGHT MERGER SUB CORP., a Maryland corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and SP BANCORP, INC., a Maryland corporation (the “Company”).

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”), Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company’s stockholders, and has approved this Agreement and the transactions contemplated hereby, including the Merger, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the Boards of Directors of Parent and Merger Sub have each unanimously determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of their respective stockholders, and have approved this Agreement and the transactions contemplated hereby, including the Merger, and Parent, as the sole stockholder of Merger Sub, has approved the Merger, all upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are entering into voting agreements with Parent (collectively, the “Voting Agreements”) pursuant to which each such Person has agreed, among other things, to vote the Shares held by such Person in favor of the Merger, subject to the terms of the Voting Agreements;

WHEREAS, it is contemplated that, immediately following the consummation of the Merger, SharePlus Bank, a Texas state chartered bank and wholly owned Subsidiary of the Company (the “Bank”), will be merged with and into Green Bank, N.A. (“Green Bank”), a national banking association and a wholly owned Subsidiary of Parent (such merger, the “Bank Merger”), with Green Bank as the surviving entity in the Bank Merger; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the MGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Corporation in the Merger and a wholly owned Subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, on the fifth Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file articles of merger, in such appropriate form as determined by the parties (the “Articles of Merger”), with the Maryland State Department of Assessments and Taxation (the “Maryland SDAT”), executed in accordance with the relevant provisions of the MGCL, and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the MGCL. The Merger shall become effective at such time as the Articles of Merger are accepted by the Maryland SDAT or at such other date or time as Parent and the Company shall agree in writing and shall specify in the Articles of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all claims, obligations, debts, liabilities and duties of the Company and Merger Sub shall become the claims, obligations, debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Articles of Incorporation; Bylaws.

(a) At the Effective Time, the articles of incorporation of Merger Sub shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by applicable Law.

(b) At the Effective Time, the bylaws of Merger Sub shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the articles of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 1.6 Directors; Officers.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.

(b) The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly appointed and qualified.

Section 1.7 Reservation of Right to Revise Structure. Parent may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that no such change shall (i) alter or change the amount or kind of the consideration to be issued to holders of the shares of common stock of the Company, par value $0.01 per share (such common stock being referred to herein as the “Shares”) as merger consideration, (ii) materially impede or delay consummation of the business combination contemplated hereby or (iii) result in holders of the Shares incurring any liability or obligation except as contemplated hereby or expose the Company or its Subsidiaries or any of their respective directors, officers or employees to any additional liability or obligation. In the event Parent elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; DELIVERY OF MERGER CONSIDERATION

Section 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with Section 2.1(b)) shall thereupon be converted automatically into and shall thereafter represent the right to receive only the Per Share Merger Consideration (as defined below) in cash, without interest, subject to deduction for any required withholding Tax (as defined below). As of the Effective Time, all Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such Shares (each, a “Certificate”) or Shares held in book-entry form (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive, in accordance with this Section 2.1(a), the Per Share Merger Consideration upon surrender of such Certificate or Book-Entry Shares, without interest, subject to deduction for any required withholding Tax.

(b) Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent, Merger Sub or the Company (other than (i) Shares held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties not affiliated with Parent, Merger Sub or the Company and (ii) Shares held, directly or indirectly, by Parent, Merger Sub, the Company or their respective Affiliates and acquired upon exercise of rights in respect of debt arrangements in effect prior to the date hereof) immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Each share of common stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(d) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur solely as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger or other similar transaction that, in each case, is made on a pro rata basis to all holders of capital stock of the Company, the Per Share Merger Consideration shall be equitably adjusted, without duplication, to reflect such change and preserve the relative economic benefit to the parties; provided that nothing in this Section 2.1(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.2 Determination of Per Share Merger Consideration.

(a) For purposes of this Agreement:

(1) “Per Share Merger Consideration” shall be equal to the quotient of the Aggregate Merger Consideration (as defined below), divided by the aggregate number of Shares (excluding unvested Company Restricted Shares as of the date hereof) issued and outstanding as of the date hereof. The Per Share Merger Consideration shall be rounded to the nearest four decimal points.

(2) “Aggregate Merger Consideration” shall be equal to forty six million two hundred thousand U.S. dollars ($46,200,000); provided that the Aggregate Merger Consideration shall be adjusted downward on a dollar for dollar basis to the extent that the Final Adjusted TBV (as defined below) is less than twenty nine million five hundred thousand U.S. dollars ($29,500,000).

(b) Schedule 2.2(b) sets forth a summary consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2013 (the “Preliminary Closing Statement”), which is derived from the Balance Sheet described in Section 3.6(a) and prepared, with respect to the calculation of Book Value (as defined below) and Tangible Book Value (as defined below), in accordance with United States generally accepted accounting principles

(“GAAP”) consistently applied. The Preliminary Closing Statement shall set forth (1) the consolidated stockholders’ equity of the Company and its Subsidiaries (for a given date, the “Book Value”) as of December 31, 2013, (2) as of December 31, 2013, the consolidated tangible stockholders’ equity of the Company and its Subsidiaries (the “Tangible Book Value”), which for a given date shall be equal to the Book Value as of such date, less goodwill and other customary intangible deductions (if any), (3) to the extent not already reflected in the Tangible Book Value, the sum of (x) all financial advisory and opinion fees, costs and expenses, legal fees and expenses, fees in connection with the preparation and filing of the Proxy Statement (as defined below), fees, costs and expenses related to the Company Stockholders Meeting (as defined below) (including printing costs, solicitation expenses and meeting expenses) and any other out-of-pocket costs, fees or expenses, in each case, incurred or expected to be incurred by the Company or its Subsidiaries in connection with this Agreement, the Merger and the other transactions contemplated hereby (but, for the avoidance of doubt, excluding any out-of-pocket costs, fees or expenses incurred by Parent or Merger Sub, including but not limited to the costs of obtaining the Requisite Regulatory Approvals and any amounts payable under the Paying Agent Agreement), (y) amounts in respect of the matters set forth in Section 2.2(b)(3)(y) of the Company Disclosure Letter (as defined below) and (z) fifty percent (50%) of the fees, expenses and other costs of the Neutral Auditor as contemplated by Section 2.2(g) below (if any), in the case of each of clauses (x), (y) and (z) on an after-tax basis and, for the avoidance of doubt, without duplication (collectively, the “Transaction Expenses”), (4) amounts payable in respect of the In-The-Money Company Stock Options (outstanding as of the date hereof) pursuant to Section 2.3(a) and the Company Restricted Stock (outstanding as of the date hereof) pursuant to Section 2.3(b) (collectively, the “Options/Restricted Stock Costs”) on a pre-tax basis, and (5) as of December 31, 2013 the “Adjusted TBV”, which, for a given date, shall equal (i) the Tangible Book Value as of such date, minus (ii) the Transaction Expenses incurred as of such date and/or anticipated to be incurred through the Closing Date, and minus (iii) the Options/Restricted Stock Costs.

(c) Not later than ten (10) days after each month-end during the period from the date of this Agreement until the Effective Time, the Company shall prepare in good faith and deliver to Parent an updated Preliminary Closing Statement as of such month-end (each such statement, an “Interim Closing Statement”). Each such Interim Closing Statement shall be prepared in a manner consistent with the Preliminary Closing Statement and each earlier Interim Closing Statement and shall set forth the Company’s estimate of the Book Value and the Tangible Book Value as of such month-end, a breakdown of the Transaction Expenses incurred as of such month-end and/or anticipated to be incurred through the Closing Date and the Adjusted TBV resulting therefrom. In the event Parent disputes any part of any Interim Closing Statement (including the Adjusted TBV stated therein), it shall give prompt notice to the Company of such disputed item or items and the Company and Parent shall cooperate in good faith to resolve such dispute as promptly as possible.

(d) Not later than three (3) Business Days prior to the anticipated Closing Date, the Company shall prepare in good faith and deliver to Parent an updated Preliminary Closing Statement as of the month-end immediately preceding the anticipated Closing Date (such statement, the “Final Closing Statement”); provided, however, that if the Closing Date is anticipated to occur in the first ten (10) days of a calendar month, then the Final Closing Statement shall be prepared as of the month-end of the earlier preceding month (i.e., if the Closing Date is anticipated to occur on August 1, then the Final Closing Statement shall be prepared as of June 30). Such Final Closing Statement shall be prepared in a manner consistent with the Preliminary Closing Statement and the Interim Closing Statements and shall set forth the Book Value and the Tangible Book Value as of the month-end immediately preceding the anticipated Closing Date (or the prior month-end, if applicable), a breakdown of the Transaction Expenses incurred as of such month-end and/or anticipated to be incurred through the Closing Date and the Adjusted TBV resulting therefrom (such Adjusted TBV, the “Final Adjusted TBV”).

(e) Subject to applicable Law, Parent shall have the right to review, and shall have reasonable access to, all relevant work papers, schedules, memoranda and other documents prepared by the Company or the Bank or their respective accountants in connection with the Company’s preparation of the Preliminary Closing Statement, the Interim Closing Statements and the Final Closing Statement, as well as to executive, finance and accounting personnel of the Company and the Bank and any other information which Parent may reasonably request in connection with its review of the Preliminary Closing Statement, the Interim Closing Statements and the Final Closing Statement; provided that the Company and its Subsidiaries shall not be required to provide Parent access to or to disclose information where such access or disclosure would reasonably be expected to waive the protection of any privilege or the work product doctrine. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(f) In the event Parent disputes the Final Closing Statement (including the Final Adjusted TBV), Parent shall, within five (5) Business Days following the delivery of the Final Closing Statement, give the Company written notice of its objections thereto (the “Objection Notice”), describing the nature of the dispute in reasonable detail and specifying those items and amounts as to which Parent disagrees and, based on the information at its disposal, specifying Parent’s good faith proposed calculation of Final Adjusted TBV. If Parent does not timely deliver an Objection Notice within such five (5) Business Day period, the Final Adjusted TBV set forth in the Final Closing Statement delivered by the Company shall be utilized for the calculation of the Aggregate Merger Consideration pursuant to Section 2.2(a) above and, absent fraud, shall be final and binding on all the parties. Any items or amounts set forth in the Final Closing Statement as to which Parent does not specifically and timely disagree in the manner set forth above shall be final and binding on all the parties, absent fraud.

(g) If Parent timely delivers an Objection Notice, Parent and the Company shall cooperate in good faith to resolve such dispute; provided, however, that if Parent and the Company cannot resolve the dispute within five (5) Business Days after the date of the Objection Notice (the “Initial Resolution Period”), Parent and the Company shall appoint KPMG LLP, or if KPMG LLP is unwilling or unable to serve in such capacity, such other mutually acceptable independent accounting firm of national or regional reputation (the “Neutral Auditor”) to arbitrate the dispute under the rules the Neutral Auditor imposes. The Neutral Auditor shall be limited to addressing only the particular disputes referred to in the Objection Notice, and the Neutral Auditor’s resolution of any disputed item shall be no greater than the higher amount, and no less than the lower amount, calculated or proposed by the Company and Parent with respect to such disputed item, as the case may be. Upon reaching its determination of the Final Adjusted TBV, the Neutral Auditor shall deliver a copy of its calculation of the Final Adjusted TBV to

Parent and the Company. The determination of the Neutral Auditor shall be made within twenty (20) days after its engagement (which engagement shall be made no later than five (5) days after the end of the Initial Resolution Period) and, absent fraud, shall be final and binding on all the parties. No party or its Affiliates shall seek further recourse to courts, other tribunals or otherwise, other than to enforce the final decision of the Neutral Auditor as to the determination of the Final Adjusted TBV. Fifty percent (50%) of the aggregate fees, expenses and costs of the Neutral Auditor shall be borne by Parent, and the other fifty percent (50%) of such fees, expenses and costs shall be reflected in Transaction Expenses as contemplated by Section 2.2(b). For the avoidance of doubt, the dispute resolution process contemplated by Section 2.2(f) and (g) shall be only to determine the disputed items reflected on the Final Closing Statement and necessary to the calculation of the Final Adjusted TBV as of the applicable month-end, regardless of the date on which the Neutral Auditor delivers its calculation.

Section 2.3 Company Stock Options and Company Restricted Shares.

(a) At the Effective Time, each outstanding option to purchase Shares (each, a “Company Stock Option”) granted under those plans set forth in Section 2.3(a) of the Company Disclosure Letter (collectively, the “Company Stock Plans”), whether vested or unvested as of the Effective Time, that is unexpired, unexercised and outstanding immediately prior to the Effective Time (collectively, the “Cashed-Out Company Stock Options”) shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into only the right to receive an amount in cash (subject to deduction for any required withholding Taxes) equal to the product of (i) the positive difference, if any, of the Per Share Merger Consideration minus the exercise price per share of such Company Stock Option, multiplied by (ii) the number of Shares subject to such Company Stock Option as of immediately prior to the Effective Time. To the extent that no positive difference, as referred to in clause (i) above, shall exist with respect to a particular Cashed-Out Company Stock Option under the above formula (any such Company Stock Option, an “Out-Of-The-Money Company Stock Option”), the holder thereof shall not be entitled to any consideration in connection with such termination of such Out-Of-The-Money Company Stock Option. To the extent that any positive difference, as referred to in clause (i) above, shall exist with respect to a particular Cashed-Out Company Stock Option under the above formula (any such Company Stock Option, an “In-The-Money Company Stock Option”), the Surviving Corporation or Parent shall pay to each holder thereof such excess at the Effective Time or as soon thereafter as reasonably practicable (and in any event within ten days thereafter). It is understood and agreed that the number of In-The-Money Company Stock Options and the amount of the Per Share Merger Consideration shall be determined on an iterative basis, initially taking into account the aggregate number of Shares as to which all Cashed-Out Company Stock Options are exercisable at the Effective Time and then excluding from the calculation any Out-Of-The-Money Company Stock Options resulting therefrom, until a final number of In-The-Money Company Stock Options and final amount of the Per Share Merger Consideration is determined.

(b) At the Effective Time, each unvested restricted Share then outstanding and granted pursuant to any Company Stock Plans (each such Share, a “Company Restricted Share”) shall vest in full at the Effective Time and automatically and without any required action on the part of the holder thereof, be cancelled and converted into only the right to receive an amount in cash (subject to deduction for any required withholding Taxes) equal to the

Per Share Merger Consideration which shall be payable by the Surviving Corporation at the Effective Time or as soon thereafter as reasonably practicable (and in any event within ten days thereafter).

(c) Copies of the Company Stock Plans (and all relevant forms of agreements related thereto) governing all Company Restricted Shares and Company Stock Options and the vesting thereof have been made available to Parent. The Company Board (or, if appropriate, any committee thereof administering the Company Stock Plans) shall pass resolutions and the Company shall take all necessary steps (as determined by the Company in its reasonable discretion) to effect the foregoing provisions of this Section 2.3 and to terminate the Company Stock Plans effective as of the Effective Time.

Section 2.4 Exchange and Payment.

(a) On or prior to the Closing Date, Parent shall deposit (or cause to be deposited) with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), pursuant to an agreement in a form reasonably acceptable to the Company entered into prior to the Closing (the “Paying Agent Agreement”), in trust for the benefit of holders of Shares, cash in an amount equal to the Aggregate Merger Consideration in accordance with Section 2.1(a) and the Company shall deposit an amount (for the avoidance of doubt, such amount shall not be reflected as a deduction in calculating Adjusted TBV) equal to the aggregate Per Share Merger Consideration attributable to any Company Stock Options that are exercised after the date hereof or any Company Restricted Shares that vest after the date hereof and are not otherwise paid out pursuant to Section 2.3(a) or Section 2.3(b) above (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Section 2.1(a), except as provided in this Agreement.

(b) Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each person who was, at the Effective Time, a holder of record of a Certificate entitled to receive the Per Share Merger Consideration pursuant to Section 2.1(a) (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates) to the Paying Agent and contain such other provisions as Parent or the Paying Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of Certificates pursuant to such letter of transmittal in exchange for the Per Share Merger Consideration. Upon surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor cash in the amount of the Per Share Merger Consideration multiplied by the number of Shares formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. Any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Per Share Merger Consideration. In lieu thereof, upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), each holder of one or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and the Paying Agent shall promptly after the Effective Time (and in any event within three (3) Business Days thereafter) pay to the holder, the amount of the Per Share Merger Consideration multiplied by the number of Shares formerly represented by such Book-Entry Shares. No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Per Share Merger Consideration payable in respect of Certificates or Book-Entry Shares.

(c) If payment of the Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not applicable.

(d) Until surrendered as contemplated by this Section 2.4, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Per Share Merger Consideration payable in respect of Shares theretofore represented by such Certificate or Book-Entry Shares, as applicable, pursuant to Section 2.1(a), without any interest thereon. From and after the Effective Time, holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company, except as provided herein or by applicable Law.

(e) All cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled and exchanged as provided in this Article II.

(f) The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent, on a daily basis; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II. Any interest or other income resulting from such investments shall be paid to Parent, upon demand.

(g) Any portion of the Payment Fund (and any interest or other income earned thereon) that remains undistributed to the holders of Certificates or Book-Entry Shares one (1) year after the Effective Time shall be delivered to the Surviving Corporation, upon demand of Parent, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for payment of the Per Share Merger Consideration with respect to Shares formerly represented by such Certificate or Book-Entry Share, without interest.

(h) None of Parent, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any Person in respect of cash from the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration payable in respect thereof pursuant to Section 2.1(a) of this Agreement.

(j) Subject to the terms of the Paying Agent Agreement, Parent, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of any letter of transmittal and compliance by any Company stockholder with the procedures and instructions set forth herein and therein and (ii) the method of payment of the Per Share Merger Consideration.

Section 2.5 Withholding Rights. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares, Company Stock Options or Company Restricted Shares or otherwise pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Paying Agent, in its reasonable discretion, determines it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law (as defined below). To the extent that amounts are so withheld and timely paid over to the appropriate Tax Authority (as defined below) by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) set forth in the corresponding section or subsection of the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that (x) disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face and (y) the mere inclusion of an item in the Company Disclosure Letter shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect) or (ii) disclosed in any report, schedule, form or other document filed with or furnished to the SEC (including the exhibits and other information incorporated therein) by the Company after January 1, 2012 and prior to the execution of this Agreement (other than any disclosures set forth under the heading “Risk Factors” and other similarly cautionary or predictive statements therein), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization, Standing and Power.

(a) Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and meets the applicable requirements for qualification as such. For purposes of this Agreement, “Material Adverse Effect” means, with respect to any party, a material adverse effect on (i) the financial condition, results of operations, assets, liabilities or business of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a “Material Adverse Effect” shall not be deemed to include effects to the extent arising out of, relating to or resulting from (A) changes after the date hereof in applicable GAAP or regulatory accounting requirements, (B) changes after the date hereof in Laws of general applicability to banks or savings associations or their holding companies, (C) changes after the date hereof in global, national or regional political conditions or general economic or market conditions affecting other banks or savings associations or their holding companies, (D) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (E) actions or omissions taken with the prior written consent of the other party or expressly required by this Agreement, (F) any failure, in and of itself, by such party to meet internal or other estimates, projections or forecasts (it being understood that the facts or circumstances giving rise or contributing to the failure to meet estimates, projections or forecasts may be taken into account in determining whether there has been a Material Adverse Effect, except to the extent such facts or circumstances are themselves excepted from the definition of Material Adverse Effect pursuant to any other clause of this definition) or (G) the execution or public disclosure of this Agreement or the transactions contemplated hereby or the consummation thereof, including the impacts thereof on relationships with customers and employees except, with respect to clauses (A), (B), (C) or (D), to the extent that the effects of any such change or event are disproportionately adverse to the financial condition, results of operations, assets, liabilities or business of such party and its Subsidiaries, taken as a whole, as compared to other banks or savings associations or their holding companies (in which case only the incrementally disproportionate effect may be taken into account in determining whether there has been a Material Adverse Effect)) or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.

(b) The Company has previously made available to Parent true and complete copies of the Company’s articles of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”) and the Bank’s articles of incorporation (the “Bank Charter”) and bylaws (the “Bank Bylaws”), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. Neither the Company nor the Bank is in violation of any provision of the Company Charter, Company Bylaws, Bank Charter or Bank Bylaws.

(c) The deposit accounts of the Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required in connection therewith have been paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Company’s knowledge, threatened.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 100,000,000 Shares and 50,000,000 shares of preferred stock. As of the date hereof, (i) 1,602,313 Shares (excluding treasury shares but including 39,050 Company Restricted Shares) were issued and outstanding (of which 136,838 Shares were held by the SharePlus Bank Employee Stock Ownership Plan (the “ESOP”)), (ii) 0 Shares were held by the Company in its treasury, (iii) no shares of preferred stock were issued and outstanding and (iv) 235,050 Shares were reserved for issuance pursuant to Company Stock Plans (of which 148,875 Shares were reserved for issuance in connection with outstanding Company Stock Options). All the outstanding shares of capital stock of the Company are, and all Shares reserved for issuance pursuant to Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. No shares of capital stock of the Company are owned by any Subsidiary of the Company. All the outstanding shares of capital stock or other voting securities or equity interests of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights. All of the shares of capital stock or other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by the Company, free and clear of all pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”). Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of the Company or such Subsidiary on any matter. Except as set forth above in this Section 3.2(a) and except for changes after the date hereof resulting from the exercise of Company Stock Options outstanding as of the date hereof, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of the Company, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the Company or any of its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of the Company or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries or rights or interests described in clause (C), or (E) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other equity interest of the Company or any of its Subsidiaries.

(b) Section 3.2(b) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the date hereof, of outstanding Company Stock Options, Company Restricted Shares or other rights to purchase or receive Shares or similar rights granted under the Company Stock Plans or otherwise (collectively, “Company Stock Awards”), indicating as applicable, with respect to each Company Stock Award then outstanding, the type of award granted, the number of Shares subject to such Company Stock Award, as applicable, the name of the plan under which such Company Stock Award was granted, the date of grant, exercise or purchase price, vesting schedule, payment schedule (if different from the vesting schedule) and expiration thereof. The Company has not knowingly granted, and there is no and has been no Company policy or practice to grant, Company Stock Awards prior to the release of material information regarding the Company or its Subsidiaries.

Section 3.3 Subsidiaries. Section 3.3 of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including its respective jurisdiction of incorporation or formation. Each of the Subsidiaries of the Company is directly or indirectly wholly owned by the Company. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, and marketable securities, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, make any capital contribution, or other equity investment in, or assume any liability or obligation of, any Person.

Section 3.4 Authority.

(a) The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to receipt of the Stockholder Approval, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the approval of the Merger by the holders of at least a majority of the outstanding Shares (the “Stockholder Approval”), and, in the case of the consummation of the Bank Merger, to the adoption and approval of an agreement and plan of merger in respect thereof by the Bank and by the Company as its sole stockholder. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Company Board, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that the Merger be submitted to the stockholders of the Company for approval and (iv) resolving to recommend that the Company’s stockholders vote in favor of the approval of the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c) The Stockholder Approval is the only affirmative vote of the holders of any class or series of the Company’s capital stock or other securities required by applicable Law in connection with the consummation of the Merger. No affirmative vote of the holders of any class or series of the Company’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by the Company other than the Merger.

Section 3.5 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Company Charter or Company Bylaws, or the articles of incorporation or bylaws (or similar organizational documents) of any Subsidiary of the Company, (ii) any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written (each, including all amendments thereto, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 3.5(b), any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement (“Law”) applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission, body or any court or other governmental authority or instrumentality (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation of the Merger and the other transactions contemplated hereby (including the Bank Merger) or compliance with the provisions hereof, except for (i) such filings and reports as are required pursuant to the applicable requirements of state or federal securities, takeover and “blue sky” Laws, including the filing with the Securities and Exchange Commission (the “SEC”) of the Proxy Statement in definitive form, (ii) the filing of the Articles of Merger with the Maryland SDAT as required by the MGCL and (iii) the filing of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from, the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the FDIC, the Office of the Comptroller of the Currency (the “OCC”) and the Texas Department of Banking (the “Texas DOB”) and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices set forth in Section 3.5(b) of the Company Disclosure Letter.

Section 3.6 Financial Statements.

(a) Each of the financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (as defined below) filed with or furnished to the SEC (including the related notes, where applicable), including the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2013 (the “Balance Sheet”), (i) has been prepared based on the books and records of the Company and its Subsidiaries, (ii) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of interim statements, where information and footnotes contained in such statements are not required to be in compliance with GAAP), (iii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) fairly presents, in all material respects, the consolidated financial position, results of operations, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject to normal year end audit adjustments and the absence of footnotes in the case of any unaudited interim statements). The books and records of the Company and its Subsidiaries in all material respects have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions. The Company’s independent auditor has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Since January 1, 2012, the Company and each of its Subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports. The Company has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company Board (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of the date of this Agreement, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002. The Company has no knowledge of any reason that its outside auditors and its Chief Executive Officer and Chief Financial Officer shall not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due. Since January 1, 2012, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or, to the knowledge of the Company, to any director or officer of the Company.

Section 3.7 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations (a) reflected or reserved against on the Balance Sheet (including in the notes thereto), (b) incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet or in connection with the transactions contemplated by this Agreement or (c) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.8 Certain Information. The Proxy Statement will not, at the time it is first mailed to the Company’s stockholders, at the time of any amendments or supplements thereto and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference therein. For purposes of this Agreement, the letter to stockholders, notice of meeting, proxy statement and form of proxy and any other soliciting material to be distributed to stockholders in connection with the Merger (including any amendments or supplements) are collectively referred to as the “Proxy Statement.”

Section 3.9 Absence of Certain Changes or Events.

(a) Since the date of the Balance Sheet: (i) the Company and its Subsidiaries have conducted their businesses, in all material respects, only in the ordinary course consistent with past practice; (ii) there has not been any fact, event, change, occurrence, condition, development, circumstance or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company; and (iii) as of the date hereof, other than in connection with the negotiation and execution of this Agreement, none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1(a)-(aa).

(b) The Bank’s allowance for loan and lease losses as of the month-end as of which the Final Closing Statement shall have been prepared shall be adequate to absorb losses in the Bank’s loan portfolio as calculated in accordance with GAAP and pursuant to the Bank’s historical practices consistently applied.

Section 3.10 Litigation. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, there is no material action, suit, claim, arbitration, investigation, inquiry, grievance or other proceeding (each, an “Action”) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, any of their respective properties or any of their respective assets. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any material outstanding judgment, order, injunction, rule or decree of any Governmental Entity. Since January 1, 2012 (i) there have been no subpoenas, written demands, or document requests received by the Company or any Affiliate of the Company from any Governmental Entity, except such as are received by the Company or any Affiliate of the Company in the ordinary course of business or as are not, individually or in the aggregate, material to the Company taken as a whole, and (ii) no Governmental Entity has requested that the Company or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request described in clause (i).

Section 3.11 Compliance with Laws.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and each of its Subsidiaries have in effect all material permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted and all such Permits are in full force and effect. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, (i) any applicable Law, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and any other Law relating to discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act and all applicable Laws relating to broker-dealers, investment advisors and insurance brokers, and (ii) any posted or internal privacy policies relating to data protection or privacy, including the protection of personal information, and the Company does not know of, and it and its Subsidiaries have not received since January 1, 2012, written notice of, any material defaults or material violations of any applicable Law. Except for statutory or regulatory restrictions of general application, no Governmental Entity has placed any material restriction on the business or properties of the Company or any of its Subsidiaries that remains in effect. Since January 1, 2012, neither the Company nor any of its Subsidiaries has received any written notification or communication from any Governmental Entity (i) asserting that the Company or any of its Subsidiaries is not in material compliance with any Laws or (ii) threatening to revoke any Permit.

(b) The Company and its Subsidiaries have properly administered in all material respects all accounts for which they act as fiduciaries, including accounts for which they serve as trustees, agents, custodians, personal representatives, guardians, conservators or investment advisors, in accordance with the terms of the governing documents and applicable Law. Neither the Company or any of its Subsidiaries nor, to the knowledge of the Company, any director, officer or employee of the Company or any of its Subsidiaries has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

(c) The most recent regulatory rating given to the Bank as to compliance with the Community Reinvestment Act is no less than “satisfactory.” To the knowledge of the Company, since the last regulatory examination of the Bank with respect to Community Reinvestment Act compliance, the Bank has not received any indication from the regulatory agency performing such examination that would cause it to reasonably expect that such rating will be lowered.

Section 3.12 Reports. Since January 1, 2012, each of the Company and its Subsidiaries has filed all material reports, registrations, documents, filings, statements and submissions together with any required amendments thereto, that it was required to file with the Federal Reserve, the FDIC, the OCC, the Texas DOB, the SEC and the NASDAQ Capital Market (“NASDAQ”), any state consumer finance or mortgage banking regulatory authority or any other Governmental Entity (the foregoing, collectively, the “Company Reports”), and has paid all fees and assessments due and payable in connection therewith. As of their respective filing dates, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities, as the case may be. The Company Reports, including the documents incorporated by reference in each of them, each contained all of the material information required to be included in it, and each such Company Report did not, as of its date, or if amended prior to the date of this Agreement, as of the date of such amendment, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it not misleading. As of the date of this Agreement, there are no outstanding comments from the SEC or any other Governmental Entity with respect to any such Company Report. Except for normal examinations conducted by a Governmental Entity in the regular course of the business or as would not be material to the Company and its Subsidiaries, taken as a whole, no Governmental Entity has initiated any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2012. There are no material unresolved violations set forth in any report relating to any examinations or inspections by any Governmental Entity of the Company or any of its Subsidiaries. The Company and its Subsidiaries have fully resolved or are in the process of resolving all “matters requiring attention,” “matters requiring immediate attention” or similar items as identified by any such Governmental Entity.

Section 3.13 Benefit Plans.

(a) Section 3.13(a) of the Company Disclosure Letter contains a true and complete list of each material Company Plan. For purposes of this Agreement, “Company Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, employee loan or other employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether written or unwritten, in each case (i) maintained by the Company or any of its Subsidiaries for current or former directors, employees or consultants of the Company or (ii) under which (A) any employee, director or consultant or former employee, director or consultant of the Company or any of its Subsidiaries has any present or future right to benefits and (B) the Company or any of its Subsidiaries has had or has any present or future liability or obligation to contribute. With respect to each material Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy thereof, including any amendments, and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination, opinion or advisory letter of the Internal Revenue Service (the “IRS”), if applicable, (iii) any summary plan description or other material written communications by the Company or its Subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan and (iv) the most recent (A) Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports.

(b) Except as disclosed in Section 3.13(b) of the Company Disclosure Letter and except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company, with respect to the Company Plans:

(1) each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws, and in the six years preceding the date hereof no reportable event, as defined in Section 4043 of ERISA, no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or failure to satisfy the minimum funding standards, within the meaning of Section 302 of ERISA and 412 of the Code, has occurred with respect to any Company Plan, and all contributions required to be made under the terms of any Company Plan have been timely made;

(2) each Company Plan intended to be qualified under Section 401(a) of the Code (A) has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified, (B) the trust maintained thereunder has been determined to be exempt from taxation under Section 501(a) of the Code and (C) to the Company’s knowledge, nothing has occurred since the date of such letter that could reasonably be expected to cause the loss of such qualified status of such Company Plan;

(3) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof to which the Company could have an indemnification obligation with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits) nor, to the knowledge of the Company, are there facts or circumstances that exist that could reasonably be expect to give rise to any such Actions;

(4) no Company Plan is or, within the preceding six years, has been subject to Title IV of ERISA or subject to Section 412 of the Code and neither the Company nor any Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with the Company, in each case, as defined in Sections 414(b), (c), (m) or (o) of the Code, maintains or contributes to (or has in the past six years maintained or contributed to) a multiemployer plan as defined in Section 3(37) of ERISA or a Title IV Plan;

(5) the Company and its Subsidiaries are not subject to any material liability, including additional contributions, fine, penalties or loss of Tax Deductions as a result of the administration or operation of any Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code);

(6) no Company Plan provides welfare benefits, including death or medical benefits (whether or not insured) beyond retirement or termination of service, other than coverage mandated solely by applicable Law;

(7) none of the Company Plans provides for payment of an amount or provision of a benefit, the increase of a payment or benefit, the payment of a contingent amount or provision of a contingent benefit, or the acceleration of the payment, funding or vesting of an amount or benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby whether alone or together with any other event; and

(8) no amounts payable under the Company Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code as a result of the occurrence of the transactions contemplated by this Agreement, either alone or in combination with another event.

(c) The Company and its Subsidiaries have not entered into any employment or employment-related agreements (including change in control agreements and offer letters) to which a named individual is a party, other than those set forth on Section 3.13(a) of the Company Disclosure Letter.

(d) Each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and related Treasury Department guidance has (i) been operated between January 1, 2005 and December 31, 2008, in good faith compliance with Section 409A of the Code and Notice 2005-01 and (ii) since January 1, 2009 (or such later date permitted under applicable guidance), been operated in compliance, and is in documentary compliance, in all material respects, with the requirements of Section 409A of the Code.

(e) Neither the Company nor any Subsidiary has a binding commitment to create any additional material Company Plan, or any plan, agreement or arrangement that would be a material Company Plan if adopted, or to modify or terminate any existing material Company Plan, except as required by applicable Law.

(f) The ESOP is an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code. Neither the Company nor the ESOP has, within the three year period immediately preceding the date of this Agreement, received any inquiry or notice from the IRS or any other governmental agency the effect of which is to question the qualification or status of the ESOP or any transaction entered into by the ESOP or the Company (with respect to the ESOP). The ESOP and the Company have filed all reports, returns or other documents in respect of the ESOP which are required to be filed pursuant to the applicable provisions of the Code and ERISA and the regulations thereunder. All loans entered into by the ESOP (the “ESOP Loans”) constitute “exempt loans” under Treasury Regulation Section 54.4975-7(b)(1)(iii). The securities held by the ESOP constitute “employer securities” under ERISA Section 407(d)(1) and Section 409(l) of the Code and “qualifying employer securities” under ERISA Section 407(d)(5) and Section 4975(e)(8) of the Code.

Section 3.14 Labor Matters. The Company and its Subsidiaries are and have been in material compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of Taxes and continuation coverage with respect to group health plans. Since January 1, 2012, there has not been, and there is not pending or, to the knowledge of the Company, threatened, any material labor dispute, work stoppage, labor strike or lockout against the Company or any of its Subsidiaries by any employees. No employee of the Company or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement. To the knowledge of the Company, there has not been any activity on behalf of any labor organization or employee group to organize any such employees. The Company and its Subsidiaries are in compliance in all material respects with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988 and any other similar applicable foreign, state, or local Laws relating to facility closings and layoffs.

Section 3.15 Taxes.

(a) The Company and each of its Subsidiaries (and any affiliated, consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any such Subsidiary is or has been a member) (i) have properly completed and timely filed (or had timely filed on its behalf) with the appropriate Tax Authority all income and other material Tax Returns (as both terms are defined below) and all material elections required to be filed by it and all such Tax Returns are true, correct and complete in all material respects, (ii) have complied with all material applicable information reporting requirements relating to material Taxes, (iii) have timely paid (or will timely pay) to the appropriate Tax Authority all material Taxes required to be paid by it prior to the Closing Date or, in the case of any such Taxes not yet due and payable, have established in the Balance Sheet an adequate accrual or reserve in accordance with GAAP for the payment of such Taxes, (iv) have not incurred, since the date of the Balance Sheet, any material liability for Taxes other than in the ordinary course of business, and (iv) have no material liability for Taxes in excess of the amount of accruals or reserves so established in the Balance Sheet.

(b) Neither the Company nor any of its Subsidiaries has received any written notification from any Tax Authority regarding any issues that (i) are currently pending before any Tax Authority regarding the Company or any of its Subsidiaries, or (ii) have been raised in writing by any Tax Authority and not yet finally resolved.

(c) No material Liens relating to a material amount of Taxes are currently in effect against any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(d) No material deficiencies for Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed, in each case in writing, by any Tax Authority that has not been finally resolved with all amounts due either paid or accrued as a liability in the Balance Sheet to the extent required by GAAP. No material federal, state, local or foreign audit, examination, contest, administrative or judicial tax proceeding is presently pending with regard to any material Taxes or material Tax Returns of the Company and its Subsidiaries and no such audit, examination, contest, administrative or judicial tax proceeding has been threatened in writing.

(e) There are no outstanding requests, agreements, consents or waivers regarding the application of the statute of limitations applicable to the assessment of any material amounts of Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by the Company or any of its Subsidiaries with respect to any Taxes is currently in force.

(f) Neither the Company nor any of its Subsidiaries has (i) been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, consolidated, combined, unitary, aggregate, or any similar group for U.S. federal, state, local or foreign Tax purposes, other than the group of which the Company or any of its Subsidiaries is the common parent or (ii) any liability for or in respect of the Taxes of, or determined by reference to the Tax liability of, another Person (other than the Company or any of its Subsidiaries) under Section 1.1502-6 of the Regulations (or any similar provision of state, local or foreign Tax Law).

(g) Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any material obligation under any Tax sharing, Tax indemnity, or Tax allocation agreement or similar contract or agreement (other than any such agreement or similar contract between or among the Company or any of its Subsidiaries).

(h) No material claim has been made against the Company or any of its Subsidiaries by a Tax Authority in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns that any one of them is or may be subject to a material amount Tax by that jurisdiction.

(i) The Company and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with material amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(j) Neither the Company nor any of its Subsidiaries has participated in, or is currently participating in, a “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Regulations or similar provision of state, local or foreign Tax Law.

(k) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying under Section 355 of the Code (i) in the two years prior to the date hereof or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(l) As used in this Agreement:

(1) “Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the Treasury with respect to the Code or other United States federal Tax statutes.

(2) “Tax” (and, with correlative meaning, “Taxes”) means (i) any net income, capital gains, alternative or add-on minimum tax, estimated, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, (ii) any liability pursuant to Section 1.1502-6 of the Regulations or comparable provisions of state, local or foreign Tax Law, any obligations under any Contract with any Person with respect to the liability for, or sharing of, Taxes (including pursuant to Section 1.1502-6 of the Regulations or comparable provisions of state, local or foreign Tax Law) and any liability for Taxes as a transferee or successor, by Contract, indemnity or otherwise and (iii) all interest, penalties, fines, additions to Tax, deficiency assessments or additional amounts imposed by any Tax Authority or other Governmental Authority in connection with any item described in clauses (i) and (ii).

(3) “Tax Authority” means any Governmental Entity charged with the administration of any Tax Law.

(4) “Tax Law” means any applicable Law relating to Taxes.

(5) “Tax Return” means any returns, declarations, reports, estimates, information returns and statements in respect of any Taxes (including any schedules or attachments thereto or amendments thereof).

Section 3.16 Contracts.

(a) Section 3.16 of the Company Disclosure Letter lists each of the following types of Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound as of the date hereof:

(1) any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act of 1933, as amended;

(2) any Contract that limits in any material respect the ability of the Company or any of its Subsidiaries (or following the consummation of the transactions contemplated hereby, Parent and its Subsidiaries) to compete in any line of business or with any Person or in any geographic area;

(3) any Contract that obligates the Company or its Subsidiaries (or, following the consummation of the transactions contemplated hereby, Parent and its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or that grants any Person other than the Company or any of its Subsidiaries “most favored nation” status or similar rights;

(4) any Contract to which any Affiliate, officer, director, employee or consultant of the Company is a party or beneficiary (except with respect to loans to, or deposits from, directors, officers and employees entered into in the ordinary course of business and in accordance with all applicable regulatory requirements with respect to it);

(5) any Contract that limits the payment of dividends by the Company or any of its Subsidiaries;

(6) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar agreement or arrangement;

(7) any Contract relating to Indebtedness (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under repurchase agreements, in each case incurred in the ordinary course of business);

(8) any Contract that by its terms calls for aggregate payments or receipt by the Company and its Subsidiaries under such Contract of more than $250,000 over the remaining term of such Contract (other than pursuant to Loans originated or purchased by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice);

(9) any Contract that provides for potential indemnification payments by the Company or any of its Subsidiaries or the potential obligation of the Company or any of its Subsidiaries to repurchase Loans;

(10) any Contract that provides any rights to investors in the Company, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to the Company Board;

(11) any Contract that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $100,000 per annum (other than any such contracts which are terminable by the Company or its Subsidiaries on 60 days or less notice without any required payment or other conditions (other than the condition of notice));

(12) any Contract that requires a consent to or otherwise contains a provision relating to a “change of control,” that would be implicated by the Merger, or that would or would reasonably be expected to prevent, materially delay or impair the consummation of the transactions contemplated by this Agreement;

(13) any Contract in respect of any (i) Owned Real Property or (ii) leased premises with respect to which the Company or any of its Subsidiaries is either a landlord or tenant (or subtenant); or

(14) any Contract not of the type described in clauses (1) through (13) above and which involved the payments by, or to, the Company or any of its Subsidiaries in the fiscal year ended December 31, 2013, or which could reasonably be expected to involve such payments during the fiscal year ending December 31, 2014, of more than $100,000 (other than pursuant to Loans originated or purchased by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice).

Each Contract of the type described in clauses (1) through (14) is referred to herein as a “Material Contract.” A true and complete copy of each Material Contract has been made available to Parent prior to the date hereof (it being understood that documents publicly filed in their entirety (without redaction or omission of any portion thereof) with the SEC shall be deemed to have been made available for purposes of this representation).

(b) (i) Each Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company; (ii) the Company and each of its Subsidiaries, and, to the knowledge of the Company, each other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where any noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company; and (iii) there is no default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto under any such Material Contract, except where any such default, event or condition, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.17 Loan Portfolio.

(a) Except as set forth in Section 3.17(a)(i) of the Company Disclosure Letter, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) with any director, executive officer or principal stockholder (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries. Section 3.17(a)(ii) of the Company Disclosure Letter sets forth (x) all of the Loans of the Company or its Subsidiaries that as of March 31, 2014 were (A) in default or contractually past due ninety (90) days or more with respect to the payment or principal or interest or on non-accrual status or (B) classified by the Company or any of its Subsidiaries or any regulatory examiner as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan as of the date hereof and the identity of the borrower thereunder, (y) by category of loan (i.e., commercial, consumer, etc.), all other Loans of the Company and its Subsidiaries that as of the date hereof were classified as provided in clause (x)(B), together with the aggregate principal amount of any accrued and unpaid interest on such Loans by category as of March 31, 2014 and (z) each asset of the Company and its Subsidiaries that as of March 31, 2014 was classified as “Other Real Estate Owned” and the book value thereof.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Loan of the Company and any of the Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured or purported to be secured, has been secured by valid Liens which have been perfected, (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles and (iv) to the extent secured or purported to be secured, the collateral securing each Loan of the Company and any of its Subsidiaries is free and clear of all Liens (other than Permitted Liens).

(c) Except as set forth in Section 3.17(c) of the Company Disclosure Letter, (i) none of the agreements pursuant to which the Company has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein and (ii) no demand or request has been made to repurchase any Loan.

(d) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by the Company satisfied, (i) the Company’s underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors), (ii) all applicable requirements of federal, state and local Laws, (iii) the responsibilities and obligations relating to mortgage loans set forth in any agreement between the Company or any of its Subsidiaries, on the one hand, and any Agency, Loan Investor or Insurer, on the other hand, (iv) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer, and (v) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan. Since January 1, 2012, no Agency, Loan Investor or Insurer has (A) claimed in writing that the Company or any of its Subsidiaries has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by the Bank to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (B) imposed in writing restrictions on the activities (including commitment authority) of the Company or any of its Subsidiaries, or (C) indicated in writing to the Company or any of its Subsidiaries that it has terminated or intends to terminate its relationship with the Company or any of its Subsidiaries for poor performance, poor loan quality or concern with respect to the Company’s or any of its Subsidiaries’ compliance with Laws.

(e) Each outstanding Loan (including Loans held for resale to investors) has been solicited and originated and is administered and serviced (to the extent administered and serviced by the Company or any of its Subsidiaries), and the relevant Loan files are being maintained, in all material respects in accordance with the relevant loan documents, the Company’s underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state and local Laws.

(f) The aggregate book value of the Company’s and its Subsidiaries’ non-performing assets as of the date hereof is set forth in Section 3.17(f) of the Company Disclosure Letter.

(g) The Company’s allowance for loan losses is in compliance with the Company’s (or the Bank’s) existing methodology for determining the adequacy of its allowance for loan losses as well as the Regulatory Agreements (as defined below) and the standards established by applicable Governmental Entities and the Financial Accounting Standards Board and is adequate under all such standards.

(h) For purposes of this Section 3.17:

(1) “Agency” shall mean the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the Government National Mortgage Association, or any other federal or state agency with authority to (A) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by the Company or any of its Subsidiaries or (B) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including, without limitation, state and local housing finance authorities;

(2) “Loan Investor” shall mean any person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by the Company or any of its Subsidiaries or a security backed by or representing an interest in any such mortgage loan; and

(3) “Insurer” shall mean a person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by the Company or any of its Subsidiaries, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the United States Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.

Section 3.18 Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company and its Subsidiaries reasonably has determined to be prudent and consistent with industry practice. The Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company and its Subsidiaries are the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

Section 3.19 Properties. Except in any such case as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, with respect to the real property owned by the Company or its Subsidiaries (the “Owned Real Property”), (1) the Company or one of its Subsidiaries, as applicable, has good and marketable title to the Owned Real Property, free and clear of any Liens, other than (A) statutory Liens securing payments not yet due or being contested in good faith by appropriate proceedings, (B) Liens for current Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (C) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice and (D) easements, rights of way and any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted (“Permitted Liens”) and (2) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion of the Owned Real Property or interest therein. With respect to the real property leased or subleased to the Company or its Subsidiaries, the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, and neither the Company nor any of its Subsidiaries is in breach of or default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations or repudiations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Section 3.19 of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of all Owned Real Property (together with all land, buildings, structures, fixtures and improvements located thereon) and leased premises, as well as (x) a description of the principal functions conducted as of the date hereof at each parcel of Owned Real Property or leased premise and (y) a correct street address and such other information as is reasonably necessary to identify each parcel of Owned Real Property.

Section 3.20 Intellectual Property. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses adequate rights to use (in the manner and to the extent it has used the same), all trademarks or servicemarks (whether registered or unregistered), trade names, domain names, copyrights (whether registered or unregistered), patents, trade secrets or other intellectual property of any kind used in their respective businesses as currently conducted (collectively, the “Company Intellectual Property”). Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, (a) there are no pending or, to the knowledge of the Company, threatened claims by any Person alleging infringement, misappropriation or dilution by the Company or any of its Subsidiaries of the intellectual property rights of any Person; (b) to the knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any intellectual property rights of any Person; (c) neither the Company nor any of its Subsidiaries has made any claim of infringement, misappropriation or other violation by others of its rights to or in connection with the Company Intellectual Property; (d) to the knowledge of the Company, no Person is infringing, misappropriating or diluting any Company Intellectual Property; (e) the Company and its Subsidiaries have taken reasonable steps to protect the confidentiality of their trade secrets and the security of their computer systems and networks; and (f) the consummation of the transactions contemplated by this Agreement will not result in the loss of, or give rise to any right of any third party to terminate any of the Company’s or any Subsidiaries’ rights or obligations under, any agreement under which the Company or any of its Subsidiaries grants to any Person, or any Person grants to the Company or any of its Subsidiaries, a license or right under or with respect to any Company Intellectual Property.

Section 3.21 State Takeover Statutes. No “moratorium,” “fair price,” “business combination,” “control share acquisition,” “interested stockholder”, or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) is applicable to this Agreement, the Merger or any of the other transactions contemplated hereby under Maryland or federal Law.

Section 3.22 No Rights Plan. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

Section 3.23 Affiliate Transactions. Except for (i) compensation that would be required to be disclosed pursuant to Item 402 of the SEC’s Regulation S-K, (ii) ordinary course bank deposit, trust and asset management services on arms’ length terms and (iii) other transactions or arrangements of a type available to employees of the Company or its Subsidiaries generally, no executive officer or director of the Company or any of its Subsidiaries is a party to any Material Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the last three years.

Section 3.24 Brokers. No broker, investment banker, financial advisor or other Person, other than Commerce Street Capital, LLC and Mercer Capital Management, Inc., the engagement letters (and related documentation) of which have been provided to Parent and the fees and expenses of which are detailed in Section 3.24 of the Company Disclosure Letter, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.25 Opinion of Financial Advisor. Mercer Capital Management, Inc. has delivered to the Company Board its written opinion, dated as of the date of this Agreement, to the effect that, as of such date, subject to the assumptions, qualifications, limitations and other matters stated therein, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Shares. A copy of such opinion has been delivered to Parent, it being agreed that Parent and its Affiliates have no right to rely on such opinion.

Section 3.26 Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, (a) the Company and its Subsidiaries have complied with all federal, state or local Laws relating to: (i) the protection or restoration of the environment, health, safety or natural resources; (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance; and (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property involving any hazardous substance (collectively, “Environmental Laws”); (b) there are no proceedings, claims, actions, or investigations of any kind, pending or, to the Company’s knowledge, threatened, by any person, court, agency, or other Governmental Entity, against the Company or its Subsidiaries relating to any Environmental Law and, to the Company’s knowledge, there is no reasonable basis for any such proceeding, claim, action or investigation; (c) there are no agreements, orders, judgments, indemnities or decrees by or with any person, court, regulatory agency or other Governmental Entity, that could impose any liabilities or obligations under or in respect of any Environmental Law; (d) to the Company’s knowledge, there are, and since January 1, 2012 (or since such time as the Company or any of its Subsidiaries have owned or used the property, if shorter) have been, no hazardous substances or other environmental conditions at any property (currently or formerly owned, operated, or otherwise used by the Company or any of its Subsidiaries) under circumstances which could reasonably be expected to result in liability to or claims against the Company or any of its Subsidiaries relating to any Environmental Law; and (e) to the Company’s knowledge, there are no reasonably anticipated future events, conditions, circumstances, practices, plans, or legal requirements that could give rise to obligations or liabilities under any Environmental Law.

Section 3.27 Derivatives. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, all swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions (each, a “Derivative Contract”), whether entered into for the Company’s and its Subsidiaries’ own accounts, or for the account of one or more of its customers, were entered into (i) in accordance with prudent business practices and all applicable Laws and (ii) with counterparties believed to be financially responsible at the time; and each Derivative Contract constitutes the valid and legally binding obligation of the Company or its Subsidiaries, enforceable in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity), and are in full force and effect. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, neither the Company nor its Subsidiaries, nor to the Company’s knowledge any other party thereto, is in breach of any of its obligations under any Derivative Contract. The financial position of the Company and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Contract has been reflected in the books and records of the Company and such Subsidiaries in accordance with GAAP consistently applied.

Section 3.28 Agreements with Regulatory Agencies. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or since January 1, 2012, has adopted any board resolutions at the request of, any Governmental Entity that currently restricts in any material respect the conduct of its business or that materially relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management, or its operations or business (each item in this sentence, a “Regulatory Agreement”). The Company and its Subsidiaries are in compliance in all material respects with each Regulatory Agreement to which it is a party or subject. The Company and its Subsidiaries have not received any notice from any Governmental Entity indicating that the Company or its Subsidiaries is not in compliance in any material respect with any Regulatory Agreement. To the Company’s knowledge, no other Regulatory Agreement is pending or threatened.

Section 3.29 No Dissenter’s or Appraisal Rights. To the fullest extent permitted under the MGCL, no holder of the capital stock of the Company is entitled to exercise any rights of an objecting stockholder provided for under Title 3 Subtitle 2 of the MGCL or any successor statute, or any similar dissenter’s or appraisal rights.

Section 3.30 No Other Representations or Warranties. Except for the representations and warranties in this Article III, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company and its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties, including with respect to any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses or any oral or written information presented to Parent or any of Parent’s Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. The Company acknowledges and agrees that none of Parent, Merger Sub or any other Person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and the Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization, Standing and Power. Each of Parent and Merger Sub (a) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (c) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (c) as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

Section 4.2 Authority. Each of Parent and Merger Sub has all necessary corporate or similar power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or similar action on the part of Parent and Merger Sub and no other corporate or similar proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Bank Merger, to the adoption and approval of an agreement and plan of merger in respect thereof by Green Bank and by Parent as its sole stockholder. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). The Boards of Directors of Parent and Merger Sub, at meetings duly called and held, duly adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of their stockholders and (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, and Parent, as the sole stockholder of Merger Sub, has approved the Merger. No vote of the holders of any class or series of Parent’s capital stock or other securities is required by applicable Law in connection with the approval of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, that has not been obtained prior to the date of this Agreement.

Section 4.3 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by each of Parent and Merger Sub with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Parent or Merger Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the articles of incorporation or bylaws (or similar organizational documents) of Parent or Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.3(b), any Law applicable to Parent or Merger Sub or by which Parent, Merger Sub or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation of the Merger and the other transactions contemplated hereby (including the Bank Merger) or compliance with the provisions hereof, except for (i) such filings and reports as required pursuant to the applicable requirements of state or federal securities, takeover and “blue sky” Laws, (ii) the filing of the Articles of Merger with the Maryland SDAT as required by the MGCL, (iii) the filing of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from the Federal Reserve, the FDIC, the OCC and the Texas DOB and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

Section 4.4 Certain Information. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time it is first mailed to the Company’s stockholders, at the time of any amendments or supplements thereto and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of Company or any of its Subsidiaries.

Section 4.5 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.6 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.

Section 4.7 Financing. Parent has or will have at the Closing sufficient funds to consummate the Merger and the other transactions contemplated hereby on the terms and subject to the conditions contemplated hereby.

Section 4.8 Litigation; Regulatory Matters. As of the date hereof, there is no Action, judgment, order, injunction, rule or governmental decree or Regulatory Agreement to which Parent or any of its Subsidiaries is subject, or pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, that would reasonably be expected to have a material adverse effect on the ability of Parent to timely consummate the transactions contemplated by this Agreement, and neither Parent nor any of its Subsidiaries has received any demand or communication from any Governmental Entity requiring or requesting it to maintain any capital ratio in excess of the level necessary to remain well capitalized under generally applicable regulatory capital guidelines.

Section 4.9 No Other Representations or Warranties. Except for the representations and warranties in this Article IV, none of Parent, Merger Sub or any other Person makes any express or implied representation or warranty with respect to Parent, Merger Sub, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent and Merger Sub hereby disclaim any such other representations or warranties. Parent and Merger Sub acknowledge and agree that neither the Company nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business. During the period from the date of this Agreement to the Effective Time, except as consented to in writing in advance by Parent (such consent not to be unreasonably withheld, conditioned or delayed) or as otherwise specifically required or permitted by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in all material respects in the ordinary course consistent with past practice and use reasonable best efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Letter or as specifically required or permitted by this Agreement or as required by Law, without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned Subsidiary of the Company to the Company or any of its wholly owned Subsidiaries, (ii) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Company or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests, other than in connection with the exercise of Company Stock Options or the vesting or forfeiture of Company Restricted Shares, in each case that are outstanding on the date hereof in accordance with the terms of this Agreement or (iii) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(b) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of Shares, including pursuant to Contracts as in effect on the date hereof (other than the issuance of Shares upon the exercise of Company Stock Options outstanding on the date hereof in accordance with the terms of this Agreement);

(c) amend, authorize or propose to amend its articles of incorporation or bylaws (or similar organizational documents);

(d) directly or indirectly acquire or agree to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (ii) any assets that are otherwise material to the Company and its Subsidiaries, other than in each case in the ordinary course of business consistent with past practice;

(e) directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose in whole or in part of any of its material properties, assets or rights or any material interest therein, except in the ordinary course of business consistent with past practice or as expressly required by the terms of any Contracts in force as of, and provided to Parent prior to, the date of this Agreement;

(f) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(g) incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness for borrowed money, any obligations under conditional or installment sale Contracts or other retention Contracts relating to purchased property, any capital lease obligations or any guarantee or any such indebtedness of any other Person, issue or sell any debt securities, options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of any other Person, enter into any “keepwell” or other agreement to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing, in each case other than (i) deposits, (ii) federal funds borrowings and (iii) borrowings from the Federal Home Loan Bank of Dallas (provided that, in the case of (ii) and (iii) above, the maturity of any such borrowings does not exceed thirty (30) days) (collectively, “Indebtedness”), or amend, modify or refinance any Indebtedness;

(h) incur or commit to incur any capital expenditure or authorization or commitment with respect thereto that in the aggregate is in excess of $50,000;

(i) (i) pay, discharge, settle or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against on the Balance Sheet (for amounts not in excess of such reserves) or incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice or (ii) waive, release, grant or transfer any right of material value to the Company or its Subsidiaries other than in the ordinary course of business consistent with past practice;

(j) (i) modify, amend, terminate, cancel or extend any Material Contract or (ii) enter into any Contract that if in effect on the date hereof would be a Material Contract;

(k) commence any Action (other than an Action as a result of an Action commenced against the Company or any of its Subsidiaries), or except as otherwise permitted by Section 5.10, compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that (i) involve only the payment of money damages not in excess of $50,000 individually or $200,000 in the aggregate, in any case (i) without the imposition of any equitable relief on, or the admission of wrongdoing by, the Company and (ii) that would not create adverse precedent for claims that are reasonably likely to be material to the Company or any of its Subsidiaries;

(l) change its financial accounting methods, principles or practices, or revalue any of its material assets except, in each case, insofar as is required by a change in GAAP, applicable Law or regulatory accounting policies;

(m) make or change any material Tax election except as required by applicable Law, settle, compromise or enter into any closing agreement with any Tax Authority with respect to any material Tax claim, audit or assessment, surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim, audit or assessment, or change any annual Tax accounting period or method of Tax accounting, in each case except in the ordinary course of business consistent with past practice;

(n) change its fiscal or Tax year;

(o) except as required by applicable Law or the terms of a Company Plan as in effect on the date hereof, (i) grant any current or former director, officer, employee or independent contractor any increase in compensation, bonus or other benefits, other than increases in annual base salaries or wage rates in the ordinary course of business consistent with past practice that do not exceed 3% for any individual, or pay any bonus of any kind or amount to any current or former director, officer, employee or independent contractor, (ii) grant or pay any current or former director, officer, employee or independent contractor any severance, change in control or termination pay, or modifications thereto or increases therein, (iii) grant or amend any equity or equity-based award, (iv) adopt or enter into any collective bargaining agreement or other labor union contract, (v) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Plan or other Contract, (vi) adopt any new employee benefit plan or arrangement that would be a Company Plan or amend, modify or terminate any existing Company Plan or (vii) hire or terminate, other than for cause, the employment of any officer holding the position of senior vice president or above or any employee with base salary in excess of $100,000, except as contemplated by Section 2.2(b)(3)(y) of the Company Disclosure Letter;

(p) fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of the Company and its Subsidiaries as currently in effect;

(q) renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries;

(r) except as permitted by Section 5.2, waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

(s) enter into any new line of business outside of its existing business;

(t) enter into any new lease of real property, other than renewals in the ordinary course of business consistent with past practice, or materially amend the terms of any existing lease of real property;

(u) change, in any material respect, the credit, loan pricing, loan risk rating, underwriting, recognition of charge-offs or other material policies of the Company or any of its Subsidiaries except as required by Law or by rules or policies imposed by a Governmental Entity;

(v) make any new, or renew, restructure or enter into any material modification of any existing, Loans with an unpaid principal balance in excess of $250,000 (other than any conforming real estate mortgage loan originated in the ordinary course of business and consistent with past practice with an approved take-out commitment from an existing correspondent bank relationship) or manage its Loan portfolio in a manner that is outside of the ordinary course of business or inconsistent with past practice;

(w) pay or offer to pay interest rates on any deposits, including new and renewed time deposits, that are materially inconsistent with prevailing market rates for such deposits or solicit or accept any brokered deposits, including brokered certificates of deposit;

(x) sell or transfer any existing investment securities or otherwise manage its investment securities portfolio or its derivatives portfolio in a manner that in either case is outside of the ordinary course of business or inconsistent with past practice; provided that the Company shall not purchase any fixed income securities other than those issued, insured or guaranteed by the U.S. Treasury, a U.S. government agency or U.S. government sponsored enterprise with a final maturity of three (3) years or less;

(y) make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

(z) engage in (or modify in a manner adverse to the Company or its Subsidiaries) any transactions (except for any ordinary course banking relationships permitted under applicable law) with any Affiliate or any director or officer (senior vice president or above) thereof (or any Affiliate or immediate family member of any such person or any Affiliate of such person’s immediate family members); or

(aa) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Section 5.2 No Solicitation. (a) Except as provided in this Section 5.2(a), the Company shall not, and shall not permit or authorize any of its Subsidiaries or any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) of the Company or any of its Subsidiaries, directly or indirectly, to (i) solicit, initiate, endorse, or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal, (iii) subject to Section 5.2(b), approve, recommend, agree to or accept, or publicly propose to approve, recommend, agree to or accept, any Acquisition Proposal or (iv) resolve, publicly propose or agree to do any of the foregoing. The Company shall, and shall cause each of its Subsidiaries and the Representatives of the Company and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, (B) request and confirm the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal, and shall enforce the provisions of any such agreement. Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the Stockholder Approval, (1) the Company receives a written Acquisition Proposal that the Company Board believes in good faith to be bona fide, (2) such Acquisition Proposal was unsolicited and did not otherwise result from a breach of this Section 5.2, (3) the Company Board determines in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal and (4) the Company Board determines in good faith (and after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) would be reasonably likely to constitute a breach of its fiduciary duties to the stockholders of the Company under applicable Law, then the Company may (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal; provided that prior to furnishing any such information the Company shall have first received from the Person making such Acquisition Proposal an executed confidentiality agreement containing terms substantially similar to, and not materially less favorable to the Company than, those set forth in the Confidentiality Agreement (as defined below); provided that any non-public information provided to any Person given such access shall have been previously provided to Parent or shall be provided to Parent prior to or concurrently with the time it is provided to such Person and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal or take the actions specified in clause (C) of the preceding sentence.

(b) Except as provided in this Section 5.2(b), neither the Company Board nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner adverse to Parent or Merger Sub) the approval, recommendation or declaration of advisability by the Company Board or any such committee of this Agreement, the Merger or any of the other transactions contemplated hereby, (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal, (C) resolve, agree or publicly propose to take any such actions or (D) submit this Agreement to its stockholders without recommendation (each such action set forth in this Section 5.2(b)(i) being referred to herein as an “Adverse Recommendation Change”) or (ii) (A) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract (other than a confidentiality agreement pursuant to and consistent with the terms of Section 5.2(a)) (each, an “Alternative Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal or (B) resolve, agree or publicly propose to take any such actions. Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the Stockholder Approval, (1) the Company receives a written Acquisition Proposal that has not been withdrawn that the Company Board believes in good faith to be bona fide, (2) such Acquisition Proposal was unsolicited and did not otherwise result from a breach of this Section 5.2, (3) the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes a Superior Proposal and (4) the Company Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) would be reasonably likely to constitute a breach of its fiduciary duties to the stockholders of the Company under applicable Law, the Company Board may (x) effect an Adverse Recommendation Change or (y) terminate this Agreement pursuant to Section 7.1(d)(2) in order to enter into a definitive binding agreement with respect to such Superior Proposal; provided, however, that the Company may not take either of the actions described in clause (x) or (y) above unless (I) the Company promptly notifies Parent in writing at least five Business Days before taking that action of its intention to do so, and specifying the reasons therefor, including the terms and conditions of, and the identity of any Person making, such Superior Proposal, and contemporaneously furnishing a copy of the relevant Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice by the Company and a new five Business Day period) and (II) prior to the expiration of such five Business Day period, Parent does not make a proposal to adjust the terms and conditions of this Agreement that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that the failure to take such action is no longer reasonably likely to constitute a breach of its fiduciary duties to the stockholders of the Company under applicable Law. During the five Business Day period prior to its effecting an Adverse Recommendation Change or terminating this Agreement as referred to above, the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent in good faith (to the extent Parent seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent.

(c) In addition to the obligations of the Company set forth in Section 5.2(a) and (b), the Company promptly, and in any event within 24 hours of receipt, shall advise Parent in writing in the event the Company or any of its Subsidiaries or Representatives receives (i) any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal, (ii) any request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal or (iii) any inquiry, proposal or offer that is reasonably likely to lead to an Acquisition Proposal, in each case together with the terms and conditions of such Acquisition Proposal, request, inquiry, proposal or offer and the identity of the Person making any such Acquisition Proposal, request, inquiry, proposal or offer, and shall furnish Parent with a copy of such Acquisition Proposal (or, where such Acquisition Proposal is not in writing, with a description of the material terms and conditions thereof). The Company shall keep Parent informed in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any material amendment, modification, development, discussion or negotiation) of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation. Without limiting any of the foregoing, the Company shall promptly (and in any event within 24 hours) notify Parent orally and in writing if it determines to begin providing non-public information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.2(a) or (b) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(d) The Company agrees that any material violation of the restrictions set forth in this Section 5.2 by any Representative of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a material breach of this Agreement by the Company.

(e) The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to comply with any of the terms of this Section 5.2, and represents that neither it nor any of its Subsidiaries is a party to any such agreement.

(f) Except in connection with effecting an Adverse Recommendation Change pursuant to Section 5.2(b), the Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” or any similar provision contained in any Takeover Law or otherwise cause such restrictions not to apply, or agree to do any of the foregoing.

(g) Notwithstanding anything herein to the contrary, the Company and the Company Board shall be permitted to comply with Rule 14d–9 and Rule 14e–2 promulgated under the Exchange Act; provided, however, that compliance with such rules will in no way limit or modify the effect that any action pursuant to such rules would otherwise have under this Agreement (it being understood, however, that a customary “stop, look and listen” communication by the Company Board or any committee thereof pursuant to Rule 14d-9(f) under the Exchange Act shall not constitute an Adverse Recommendation Change).

(h) For purposes of this Agreement:

(1) “Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons (other than Parent and its Affiliates) (whether or not acting in concert) relating to, or that is reasonably likely to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, primary investment, liquidation, dissolution, joint venture or similar transaction, (A) of assets or businesses of the Company and its Subsidiaries that generate 20% or more of the net revenues or net income or that represent 20% or more of the total assets (based on fair market value), of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction or (B) of 20% or more of any class of capital stock, other equity security or voting power of the Company or any resulting parent company of the Company, in each case other than the transactions contemplated by this Agreement.

(2) “Superior Proposal” means any unsolicited bona fide binding written Acquisition Proposal that (A) the Company Board reasonably determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person or Persons making the proposal, (x) is more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such proposal pursuant to Section 5.2(b) or otherwise, and including any break-up fees and expense reimbursement provisions), and (y) is reasonably likely to be completed on the terms proposed on a timely basis and (B) is not subject to any due diligence investigation or financing condition; provided that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “20%” shall be deemed to be references to “a majority.”

Section 5.3 Preparation of Proxy Statement; Company Stockholders Meeting.

(a) As promptly as practicable after the date of this Agreement (and in any event within fifteen (15) Business Days after the date hereof), the Company shall prepare and cause to be filed with the SEC the Proxy Statement. Parent shall cooperate with the Company in the preparation of the Proxy Statement and any amendment or supplement thereto. Without limiting the foregoing, Parent shall, and shall cause its Affiliates to, provide such information as may be reasonably necessary or appropriate in connection with the preparation of the Proxy Statement. The Company shall promptly (i) notify Parent of the receipt of any comments from the SEC with respect to the Proxy Statement and of any request by the SEC for amendments of, or supplements to, the Proxy Statement, and (ii) provide Parent with copies of all written correspondence between the Company and the SEC with respect to the Proxy Statement. Each of the Company and Parent shall use its reasonable best efforts to resolve all comments from the SEC with respect to the Proxy Statement as promptly as practicable. No filing of, or amendment or supplement to, the Proxy Statement shall be made by the Company without providing Parent and its counsel a reasonable opportunity to review and comment thereon.

(b) As promptly as reasonably practicable after the Proxy Statement shall have been cleared by the SEC, the Company shall establish a record date for, duly call and give notice of a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of obtaining the Stockholder Approval, and the Company shall convene and hold the Company Stockholders Meeting as promptly as practicable after the date of this Agreement. In addition to seeking the Stockholder Approval, the Company may include as matters to be acted upon at the Company Stockholders Meeting such matters as are customarily acted upon at the Company’s annual meeting of stockholders, and may include in the Proxy Statement such disclosures and proposals as are customarily included in its annual meeting proxy statement. Subject to Section 5.2(b), the Company, through the Company Board, shall (i) recommend to its stockholders that they approve the Merger and (ii) include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 5.3(b) to convene and hold the Company Stockholders Meeting shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Acquisition Proposal, unless this Agreement is terminated in accordance with its terms. Notwithstanding any Adverse Recommendation Change or anything else to the contrary in this Agreement, unless this Agreement is terminated in accordance with its terms, the Company shall nevertheless submit the Merger to a vote of its stockholders. The Company agrees that, prior to the termination of this Agreement in accordance with its terms, it shall not submit to the vote of its stockholders any Acquisition Proposal (whether or not a Superior Proposal) or propose to do so.

Section 5.4 Access to Information; Confidentiality. The Company shall, and shall cause each of its Subsidiaries to, afford to Parent, Merger Sub and their respective Representatives reasonable access during normal business hours, during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent: (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning its business, properties and personnel as Parent or Merger Sub may reasonably request (including Tax Returns filed and those in preparation and the workpapers of its auditors); provided, however, that the foregoing shall not require the Company to disclose any information to the extent such disclosure would contravene applicable Law. None of the Company or its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would reasonably be expected to violate a Contract or obligation of confidentiality owing to a third party, or waive the protection of an attorney-client privilege, work product doctrine or other legal privilege. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. All such information shall be held confidential in accordance with the terms of the letter agreement between the Company and Parent, dated February 28, 2014 (the “Confidentiality Agreement”). No investigation pursuant to this Section 5.4 or information provided, made available or delivered to Parent pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

Section 5.5 Reasonable Best Efforts; Regulatory Applications.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement (including the Bank Merger), including using reasonable best efforts to accomplish the following as promptly as practicable: (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Material Contract, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity (and, with respect to any Requisite Regulatory Approvals, Parent shall submit or make any necessary applications, notices or other filings within fifteen (15) Business Days after the date hereof), (iii) vigorously resist and contest any Action, including administrative or judicial Action, and seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the transactions contemplated hereby, including, without limitation, by vigorously pursuing all avenues of administrative and judicial appeal and (iv) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement; provided, however, that neither the Company nor any of its Subsidiaries shall commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

(b) Subject to applicable Law and the guidance of any Governmental Entity, each of Parent and the Company shall (i) consult with and keep the other party apprised of the status of matters that may have a material effect on timely completion of the transactions contemplated hereby; (ii) to the extent practicable, provide the other party an opportunity to review in advance and comment on any material written communication provided to any Governmental Entity in connection with the transactions contemplated hereby, which communication may be redacted to address reasonable privilege or confidentiality concerns; and (iii) promptly furnish the other party with copies of written communications received from any Governmental Entity that may have a material impact on timely completion of the transactions contemplated hereby, which communications may be redacted to address reasonable privilege or confidentiality concerns.

(c) Notwithstanding anything to the contrary in this Agreement, Parent, Merger Sub and their Affiliates shall not be required to take any action if the taking of such action or the obtaining of or compliance with any permits, consents, approvals or authorizations is reasonably likely to result in a restriction, requirement or condition having an effect of the type referred to in Section 6.2(b).

(d) Notwithstanding anything to the contrary in this Agreement, the Company shall use its reasonable best efforts to obtain (i) the consent (in respect of transactions contemplated by this Agreement) of any counterparties to those agreements set forth on Section 3.5(d) of the Company Disclosure Letter and (ii) an extension through December 31, 2015 (or later) of any lease set forth on Section 3.19 of the Company Disclosure Letter that expires on or before December 31, 2014 on terms and in a form reasonably satisfactory to Parent (any fees, costs, expenses or other consideration incurred solely in connection with obtaining the foregoing consents or extensions, the “Lease/Consent Costs”), it being understood and agreed that if any such consent or extension is not obtained notwithstanding the use of the Company’s reasonable best efforts, the Company shall have no further obligation under this Agreement with respect to the matters set forth in this Section 5.5(d).

Section 5.6 Takeover Laws. The Company and the Company Board shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby and (b) if any Takeover Law is, becomes, or is reasonably likely to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.7 Notification of Certain Matters. The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, (b) any other notice or communication from any Governmental Entity in connection with the transactions contemplated hereby, (c) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby or (d) any change, condition or event (i) that renders or would reasonably be expected to render any representation or warranty of such party set forth in this Agreement (disregarding any materiality qualification contained therein) to be untrue or inaccurate in any material respect or (ii) that results or would reasonably be expected to result in any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement (including any condition set forth in Article VI) to be complied with or satisfied hereunder; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

Section 5.8 Public Announcements. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby, and, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, shall not issue any such press release or make any public announcement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, that the foregoing shall not apply to any press release or public statement in connection with the matters referred to in Section 5.2.

Section 5.9 Financial Statements and Other Current Information. As soon as reasonably practicable after they become available, but in no event more than ten (10) days after the end of each calendar month ending after the date hereof, the Company will furnish to Parent (a) consolidated financial statements (including balance sheets, statements of operations and statements of stockholders’ equity) of the Company (to the extent available) as of and for such month then ended, (b) internal management reports showing actual financial performance against plan and previous period, and (c) to the extent permitted by applicable Law, any reports provided to the Company Board or any committee thereof relating to the financial performance and risk management of the Company.

Section 5.10 Stockholder Litigation. The Company shall give Parent the opportunity to participate at its own expense in the defense or settlement of any stockholder litigation against the Company and/or its directors or Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

Section 5.11 Exemption from Liability Under Section 16(b). Prior to the Effective Time, Parent and the Company shall take all such steps as may be necessary or appropriate to cause any disposition of Shares or conversion of any derivative securities in respect of such Shares (if any) in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12 Maintenance of Insurance. The Company and its Subsidiaries shall use commercially reasonable efforts to maintain insurance (including directors’ and officers’ liability insurance) in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts per policy not less than that maintained by the Company and its Subsidiaries as of the date of this Agreement. The Company will promptly inform Parent if the Company or any of its Subsidiaries receives notice from an insurance carrier that (i) an insurance policy will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to any policy of insurance will be substantially increased.

Section 5.13 Director and Officer Insurance. Prior to the Effective Time, in consultation with Parent and taking into account Parent’s reasonable views in connection therewith, the Company shall purchase a directors’ and officers’ liability tail insurance policy and a fiduciary liability tail insurance policy with respect to the Company’s existing directors’ and officers’ liability and fiduciary liability insurance or with respect to coverage and amount that are no less favorable to such directors and officers and fiduciaries than the Company’s existing policies as of the date hereof, in either case, that, for a period of six years following the Effective Time, will provide directors’ and officers’ and fiduciaries’ liability insurance that serves to reimburse the present and former officers and directors and fiduciaries of the Company and the Company Plans (determined as of the Effective Time) with respect to claims against such directors and officers and fiduciaries arising from facts or events occurring at or before the Effective Time (including the transactions contemplated by this Agreement).

Section 5.14 Indemnification by Parent. Following the Effective Time, Parent shall indemnify, defend and hold harmless each present and former director and officer of the Company (determined as of the Effective Time), and their heirs, estate, executors and administrators (each, an “Indemnified Party”), against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time which were committed by such directors or officers in their capacity as such (including the transactions contemplated by this Agreement) to the same extent that the applicable Indemnified Party would be indemnified, defended and held harmless under the Company Charter or Company Bylaws, each as in effect on the date hereof as if the claim arose on the date hereof. Each Indemnified Party is intended to be a third-party beneficiary of this Section 5.14 and the provisions of this Section 5.14 shall be enforceable by each Indemnified Party and his or her heirs and representatives. If Parent or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or transfer all or substantially all of its assets to any other entity, then and in each case, Parent shall cause the successors and assigns of Parent to assume the obligations set forth in this Section 5.14.

Section 5.15 Employee Matters.

(a) Following the Closing Date, Parent shall maintain or cause to be maintained employee benefit plans for the benefit of each employee employed by the Company and its Subsidiaries on the Closing Date (a “Company Employee”) that provide employee benefits which are substantially comparable to the employee benefits that are provided to similarly situated employees of Parent and its Subsidiaries (other than the Company and its Subsidiaries) (collectively, the “Parent Plans”), as applicable; provided that (i) in no event shall any Company Employee be eligible to participate in any closed or frozen Parent Plan; and (ii) until such time as Parent shall cause Company Employees to participate in the Parent Plans, a Company Employee’s continued participation in employee benefit plans of the Company and its Subsidiaries shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Parent Plans may commence at different times with respect to each Parent Plan). Notwithstanding the foregoing, with respect to any Company Employee (other than a Company Employee who is party to an individual agreement that provides for severance) whose employment is terminated by Parent for any reason other than cause on or before the date that is six (6) months after the Closing Date, Parent shall pay or cause to be paid to such Company Employee not less of an amount of cash severance as calculated pursuant to the methodology described in Section 5.15(a) of the Company Disclosure Letter, determined taking into consideration the service crediting provisions set forth in Section 5.15(b) of the Agreement.

(b) Parent shall, or shall cause the Surviving Corporation to, give each Company Employee full credit for such Company Employee’s service with the Company and its Subsidiaries for purposes of eligibility, vesting, determination of the level of benefits, and benefit accruals (other than benefit accruals under a defined benefit or post-retirement welfare plan), under any benefit plans maintained by Parent or the Surviving Corporation or their respective Subsidiaries in which a Company Employee participates to the same extent recognized by the Company or its Subsidiaries immediately prior to the Effective Time; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(c) Parent shall, or shall cause the Surviving Corporation to use commercially reasonable efforts to, (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan of Parent or its Subsidiaries that provides health benefits in which Company Employees may be eligible to participate following the Closing, other than any limitations that were in effect with respect to such employees as of the Effective Time under the analogous Company Plan, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Company Employees and their eligible dependents under the health plans in which they participated immediately prior to the Effective Time during the portion of the calendar year prior to the Effective Time in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent, the Surviving Corporation or their respective Subsidiaries in which they are eligible to participate after the Effective Time in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Effective Time, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Plan prior to the Effective Time.

(d) If requested by Parent at least ten (10) Business Days prior to the Effective Time, the Company shall terminate, contingent upon the Closing, any and all Company Plans intended to qualify under Section 401(a) of the Code that include a cash or deferred arrangement intended to satisfy the provisions of Section 401(k) of the Code (the “Company 401(k) Plans”), effective not later than the day immediately preceding the Effective Time. In the event that Parent requests that any Company 401(k) Plan be terminated, the Company shall provide Parent with evidence that such Company 401(k) Plan(s) have been terminated pursuant to resolution of the Company Board (the form and substance of which shall be subject to review and approval by Parent) not later than the day immediately preceding the Effective Time.

(e) The ESOP shall be terminated, contingent upon the Closing, effective not later than the day immediately preceding the Effective Time. Prior to the Effective Time, the Company shall adopt, contingent upon the Closing, such resolutions and/or amendments (and take any other required action) to (i) amend the ESOP to provide that (A) any cash remaining in the ESOP suspense account upon repayment of the ESOP Loans in connection with the termination of the ESOP be allocated to the accounts of the ESOP participants and their beneficiaries who have account balances in the ESOP in proportion to each participant’s relative amount of applicable compensation consistent with past practice and (B) all distributions of ESOP account balances made following the termination of the ESOP be in the form of cash only, (ii) terminate the ESOP, (iii) cause (A) the aggregate Per Share Merger Consideration received by the ESOP trustee in connection with the Merger with respect to the unallocated Shares held in the ESOP trust to first be applied by the ESOP trustee to the full repayment of the ESOP Loans and (B) any cash remaining in the ESOP suspense account after the repayment of the ESOP

Loans as described in clause (iii)(A) to be allocated to the accounts of the ESOP participants and their beneficiaries who have account balances in the ESOP in accordance with the applicable provisions of the ESOP, as amended as described in clause (i)(A) and (iv) as soon as practicable following the receipt by the Company of a favorable determination letter from the IRS regarding the continued qualified status of the ESOP upon its termination (the “ESOP Determination Letter”) distribute the account balances of all ESOP participants and their beneficiaries in cash in accordance with the terms of the ESOP, as amended as described in clause (i)(B). As soon as practicable following the Effective Time, the Company shall file a request with the IRS for the ESOP Determination Letter.

(f) No provision of this Agreement shall (i) create any right in any employee of the Company or any of its Subsidiaries to continued employment by Parent, the Surviving Corporation, the Company, or any respective Subsidiary or preclude the ability of Parent, the Surviving Corporation, the Company, or any respective Subsidiary to terminate the employment of any employee for any reason, (ii) require Parent, the Surviving Corporation, the Company, or any respective Subsidiary to continue any Company Plans or prevent the amendment, modification or termination thereof after the Closing Date, (iii) confer upon any Company Employee any rights or remedies under or by reason of this Agreement or (iv) be treated as an amendment to any particular employee benefit plan of Parent, the Surviving Corporation, the Company or any respective Subsidiary.

(g) Subject to applicable Law, during the period between the date of this Agreement and the Effective Time, the Company shall and shall cause its Subsidiaries to provide, after receiving reasonable advance notice from Parent, Parent and its representatives reasonable access during normal business hours to any of the employees of the Company and its Subsidiaries, including for the purpose of conducting job interviews or otherwise communicating transition plans and other matters to such employees. Without limiting the generality of the foregoing, subject to applicable Law, Parent shall be permitted to provide written materials to the employees of the Company and its Subsidiaries regarding employee retention and transition planning matters relating to the Merger; provided, however, that Parent shall provide any such materials to the Company prior to providing such materials to any employees of the Company and its Subsidiaries.

Section 5.16 Transition Cooperation; Transition Implementation Plan. Subject to applicable Law, during the period between the date of this Agreement and the Effective Time, the Company shall cooperate in good faith with Parent to facilitate an orderly transition of the operations of the Company and its Subsidiaries to Parent and Green Bank in connection with the Merger and the Bank Merger, including facilitation of the transition of data processing and similar services and systems that currently support the operations of the Company and its Subsidiaries to the systems of Parent and Green Bank. In furtherance of the foregoing and subject to applicable Law, the Company and Parent shall develop a transition implementation plan as promptly as practicable following the date of this Agreement, and the Company shall appoint a manager reasonably acceptable to Parent who shall be the principal representative of the Company to manage the implementation of such transition implementation plan. The transition implementation plan shall address (a) the transition of facilities, information, personnel, records, documents and other matters from the Company and its Subsidiaries to Parent and Green Bank, (b) the conversion of data processing operations to Green Bank’s systems, (c) the notification of depositors, and approval of the form of notice, and of regulatory authorities, to the extent required, and (d) any other matters relating to the transition of operations resulting from the Merger and the Bank Merger.

Section 5.17 Bank Merger. Each of the Company and Parent shall take, and shall respectively cause the Bank and Green Bank to take, all actions necessary for the Bank and Green Bank to consummate the Bank Merger immediately following the Effective Time, including entering into an agreement and plan of merger to be effective immediately following the Effective Time in a form reasonably acceptable to Parent and the Company and executing such other documents as may be reasonably requested by Parent or the Company in connection with the Bank Merger.

Section 5.18 Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than twelve (12) days after the Closing Date.

Section 5.19 Cooperation in Parent Offerings.

(a) Prior to the Closing Date, the Company and its Subsidiaries shall provide, and shall use their reasonable best efforts to cause their Representatives to provide, to Parent such customary cooperation reasonably requested by Parent in connection with the arrangement, syndication (including marketing efforts in connection therewith) and consummation of any financing, or sale or distribution of any equity or debt securities (whether registered or otherwise), made by Parent or any of its Affiliates (any such transaction, a “Parent Offering”), provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or its Subsidiaries. Such cooperation shall include reasonable best efforts to: (i) make available to Parent or its Representatives such customary financial statements, information necessary for Parent to prepare pro forma financial statements and business and other financial data and information of the Company necessary for, or a condition of, any such Parent Offering (the “Required Information”) and other pertinent and customary information (including projections, provided that no such projections will be disclosed without the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed) unless required to be disclosed) regarding the Company and its Subsidiaries as may be reasonably requested by Parent to consummate any Parent Offering, to the extent reasonably available to the Company, as applicable, as promptly as reasonably practicable following Parent’s request; (ii) participate, upon reasonable notice, in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with any Parent Offering and otherwise cooperating in any marketing efforts; (iii) assist with the preparation of customary materials for rating agency presentations, marketing materials, bank information memoranda, offering documents, registration statements, credit or other loan documents (including schedules thereto), security agreements or documents (including schedules thereto), perfection certificates or similar documents, and other documents necessary for or that are a condition of any Parent Offering (provided, that any offering documents or other documents shall not be required to be issued by the Company or any of its Subsidiaries); (iv) obtain accountant’s comfort letters (including customary negative assurances), legal opinions, “10b-5” representation letters, surveys, appraisals, title insurance and corporate and facility ratings, in each case, as reasonably requested by Parent; (v) obtain customary accountants’ consents to the use of their reports in any material relating to any Parent Offering as reasonably requested by Parent; (vi) cooperate reasonably with any Parent Offering sources’ due diligence (subject to customary confidentiality arrangements); and (vii) take all corporate actions reasonably requested by Parent to permit the consummation of any Parent Offering; provided, that no obligation of the Company or its Subsidiaries, or any Lien on any of their respective assets, in connection with any Parent Offering shall be effective until the Closing Date (other than any customary authorization letters) and neither the Company, its Subsidiaries nor their Representatives shall be required to pay any commitment or other fee or incur any other liability in connection with any Parent Offering prior to the Closing Date; provided, further, that Parent shall promptly reimburse the Company and its Subsidiaries for any reasonable, documented out-of-pocket costs and expenses, and shall provide customary indemnification to the Company and its Subsidiaries, in connection with their compliance with the obligations set forth in this Section 5.19; and provided, further, that in no event shall any cost or expense incurred by the Company or its Subsidiaries (including for services of any of their financial, accounting or legal advisors) in connection with actions taken or cooperation provided under this Section 5.19 be included in Transaction Expenses or deducted from Book Value or Tangible Book Value under Section 2.2(b) hereof. Notwithstanding anything set forth in this Section 5.19(a), in no event shall the completion of any Parent Offering be a condition to Parent’s obligation to complete the Merger.

(b) The Company will use its reasonable best efforts to provide Parent with updates to the Required Information so that, to the knowledge of the Company, marketing materials used in any Parent Offering do not contain any untrue statement of a material fact or omit to state a fact necessary to make the statements contained therein not misleading, other than, in each case, with respect to information supplied by or on behalf of Parent or any Person other than the Company.

(c) Nothing in this Section 5.19 shall require such cooperation to the extent it would require the Company to take any action that would conflict with or violate the Company Charter or Company Bylaws or any Laws or result in the contravention of, or would reasonably be expected to result in a violation of, or default under, any Contract to which the Company is a party on the date of this Agreement.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Stockholder Approval shall have been obtained.

(b) Regulatory Approvals. (i) All regulatory approvals, consents and non-objections from the Federal Reserve, the FDIC, the OCC and the Texas DOB and (ii) any other regulatory approvals, notices and filings set forth in Section 3.5 and Section 4.3 the failure of which to obtain or make would have or be reasonably expected to have a Material Adverse Effect on Parent or the Company, in each case required to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, shall have been obtained or made and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).

(c) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Merger or the Bank Merger.

(d) Final Adjusted TBV. Either (i) Parent and the Company shall have agreed in writing regarding the Final Adjusted TBV or (ii) the Neutral Auditor shall have made its final and binding determination of the Final Adjusted TBV pursuant to Section 2.2(g).

Section 6.2 Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in Section 3.2(a) (Capital Stock) after giving effect to the lead-in to Article III, shall be true and correct, except for such failures to be true and correct as are de minimis, as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); (ii) each of the representations and warranties of the Company set forth in Section 3.4 (Authority), Section 3.5(a)(i) (No Conflict), Section 3.9(a)(ii), Section 3.21 (State Takeover Statutes), Section 3.22 (No Rights Plan), Section 3.24 (Brokers) and Section 3.25 (Opinion of Financial Advisor), after giving effect to the lead-in to Article III, shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); (iii) each of the representations and warranties of the Company set forth in Section 3.1 (Organization, Standing and Power), Section 3.2(b) (Capital Stock), Section 3.3 (Subsidiaries); and Section 3.9(b) (Absence of Certain Changes or Events), after giving effect to the lead-in to Article III, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and (iv) each of the remaining representations and warranties of the Company set forth in this Agreement, after giving effect to the lead-in to Article III, shall be true and correct (without regard to materiality or Material Adverse Effect qualifiers contained therein) as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties referenced in this clause (iv) to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Regulatory Conditions. No Governmental Entity shall have taken any action or made any determination in connection with the transactions contemplated in this Agreement, which would reasonably be expected to restrict or burden Parent, the Surviving Corporation or any of their respective Affiliates and which would, individually or in the aggregate, have a Material Adverse Effect on Parent, the Surviving Corporation or any of their respective Affiliates, in each case measured on a scale relative to the Company (including any requirement to maintain capital ratios greater than those set forth in Schedule 6.2(b)).

(c) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(d) Officers’ Certificate. Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Sections 6.2(a), 6.2(c), 6.2(e) and 6.2(f).

(e) Deposit Liabilities. The aggregate amount of core deposit liabilities of the Bank (defined as demand, checking, savings, money-market and transactional accounts and certificates of deposit, but excluding, for the avoidance of doubt, brokered certificates of deposit, public funds and deposits acquired through a listing service) shall be equal to at least two hundred thirty seven million U.S. dollars ($237,000,000).

(f) Minimum Adjusted TBV. The Final Adjusted TBV shall be not less than twenty six million U.S. dollars ($26,000,000).

Section 6.3 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without regard to materiality or Material Adverse Effect qualifiers contained therein) as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Sections 6.3(a) and 6.3(b).

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Stockholder Approval has been obtained (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(1) if the Merger shall not have been consummated on or before the date that is nine (9) months after the date hereof (the “Outside Date”); provided that neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(1) if the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement shall have been the direct cause of, or resulted directly in, the failure of the Merger to be consummated by the Outside Date;

(2) (x) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable, or (y) if either party receives written notice from or is otherwise advised by a Governmental Entity that it will not grant (or intends to rescind or revoke if previously approved) any Requisite Regulatory Approval or receives written notice from or is otherwise advised by a Governmental Entity that it will not grant such Requisite Regulatory Approval without imposing a restriction, requirement or condition having an effect of the type referred to in Section 6.2(b), unless the failure of the party seeking to terminate this Agreement to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement shall have been the direct cause of, or resulted directly in the issuance of such injunction or prohibition or the failure to obtain such Requisite Regulatory Approval; or

(3) if the Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the Merger was taken;

(c) by Parent:

(1) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 5.2 or Section 5.3, as to which Section 7.1(c)(2) will apply), which breach or failure to perform, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.2(a) or Section 6.2(c) and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) thirty days after the giving of written notice to the Company of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(1) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(2) if (A) the Company Board or any committee thereof shall have effected an Adverse Recommendation Change; (B) the Company shall have materially breached any of its obligations under Section 5.2 or Section 5.3; (C) at any time following receipt of an Acquisition Proposal, the Company Board shall have failed to reaffirm its approval or recommendation of the Merger as promptly as practicable (but in any event prior to the earlier of (x) within three (3) Business Days after receipt of any written request to do so from Parent and (y) the date of the Company Stockholders Meeting); or (D) a tender offer or exchange offer for the Shares shall have been publicly disclosed (other than by Parent or an Affiliate of Parent) and, prior to the earlier of (x) the date prior to the date of the Company Stockholder Meeting and (y) eleven Business Days after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act, the Company Board fails to recommend unequivocally against acceptance of such offer; or

(d) by the Company:

(1) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.3(a) or Section 6.3(b) and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) thirty days after the giving of written notice to Parent of such breach or failure; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(1) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(2) prior to the receipt of the Stockholder Approval, in order to enter into a definitive agreement with respect to a transaction that the Company Board has determined constitutes a Superior Proposal (which definitive agreement shall be entered into concurrently with such termination), provided that (A) the Company complies with all of the provisions of Section 5.2(b) with respect to such Superior Proposal and (B) the Company pays to Parent the amount specified and within the time period specified in Section 7.3.

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give written notice of such termination to the other party.

Section 7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement and the provisions of Section 3.24 and Section 4.5 (Brokers), this Section 7.2 (Effect of Termination), Section 7.3 (Fees and Expenses), Section 8.2 (Notices), Section 8.5 (Entire Agreement), Section 8.6 (No Third Party Beneficiaries), Section 8.7 (Governing Law), Section 8.8 (Submission to Jurisdiction), Section 8.9 (Assignment; Successors), Section 8.10 (Enforcement), Section 8.12 (Severability), Section 8.13 (Waiver of Jury Trial) and Section 8.15 (No Presumption Against Drafting Party) shall survive the termination hereof; provided, however, that no such termination shall relieve any party hereto from any liability or damages resulting from a willful and material breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 7.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 7.3 or as contemplated by Section 2.2, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that:

(1) (A) an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) shall have been made directly to the Company’s stockholders, otherwise publicly disclosed or otherwise communicated to senior management of the Company or the Company Board (or any committee thereof), (B) this Agreement is thereafter terminated by the Company or Parent pursuant to Section 7.1(b)(1) or Section 7.1(b)(3) or by Parent pursuant to Section 7.1(c)(1) and (C) within twelve (12) months after the date of such termination, the Company enters into a definitive binding agreement in respect of any Acquisition Proposal, or recommends or submits an Acquisition Proposal to its stockholders for adoption, or a transaction in respect of an Acquisition Proposal is consummated, which, in each case, need not be the same Acquisition Proposal that shall have been made, publicly disclosed or communicated prior to termination hereof (provided that for purposes of this clause (C), each reference to “20%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “a majority”);

(2) this Agreement is terminated by Parent pursuant to Section 7.1(c)(2); or

(3) this Agreement is terminated by the Company pursuant to Section 7.1(d)(2);

then, in any such event, the Company shall pay to Parent a termination fee of two million U.S. dollars ($2,000,000) (the “Termination Fee”), it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(c) Payment of the Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Parent (i) on the earliest of the execution of a definitive agreement with respect to, recommendation or submission to the stockholders of, or consummation of, any transaction contemplated by an Acquisition Proposal, as applicable, in the case of a Termination Fee payable pursuant to Section 7.3(b)(1), (ii) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of termination by Parent pursuant to Section 7.1(c)(2), or (iii) simultaneously with, and as a condition to the effectiveness of, termination, in the case of a termination by the Company pursuant to Section 7.1(d)(2).

(d) The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 7.3, the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

Section 7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented in writing by the parties at any time prior to the Effective Time, whether before or after the Stockholder Approval has been obtained; provided, however, that after the Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 7.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon written confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to Parent, Merger Sub or the Surviving Corporation, to:

Green Bancorp, Inc.

4000 Greenbriar

Houston, Texas 77098

Attention: John P. Durie, Executive Vice President and Chief Financial Officer

Facsimile: (713) 275-8228

Email: JDurie@greenbank.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: Sven G. Mickisch

Facsimile: (917) 777-3554

Email: Sven.Mickisch@skadden.com

(ii)	if to the Company, to:

SP Bancorp, Inc.

5224 West Plano Parkway

Plano, Texas 75093

Attention: Jeffrey L. Weaver

Facsimile: (972) 354-2886

Email: Jeffweaver@shareplus.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Matthew M. Guest

Facsimile: (212) 403-2341

Email: MGuest@wlrk.com

Section 8.3 Certain Definitions. For purposes of this Agreement:

(a) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(b) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the State of Texas are authorized or required by applicable Law to be closed;

(c) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(d) “knowledge” of any party means the knowledge of any executive officer of such party after reasonable inquiry;

(e) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity; and

(f) “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

Section 8.4 Interpretation. When a reference is made in this Agreement to a Section, Article, Schedule or Exhibit such reference shall be to a Section, Article, Schedule or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Schedule or Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Schedules or Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “or” is not exclusive. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. References to the “date hereof” refer to the date of this Agreement. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time.

Section 8.5 Entire Agreement. This Agreement (including the Schedules and Exhibits annexed hereto), the Company Disclosure Letter, Section 9 of the Confidentiality Agreement and the Voting Agreements constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 8.6 No Third Party Beneficiaries. Except (i) as expressly set forth in Section 5.14 above and (ii) if the Effective Time occurs, the right of the holders of Shares, Company Restricted Shares, and In-The-Money Company Stock Options to receive the Per Share Merger Consideration and amounts payable pursuant to this Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 8.7 Governing Law. Except to the extent that the MGCL is mandatorily applicable to the Merger, this Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to any applicable conflicts of law principles.

Section 8.8 Submission to Jurisdiction. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Delaware. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 8.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void;

provided, however, that Parent and Merger Sub may assign, in its sole discretion, any or all of its rights and interests under this Agreement (a) to Parent or any of its Affiliates at any time or (b) after the Effective Time, to any Person; provided that any such assignment shall not relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 8.11 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.13 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.

Section 8.14 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

Section 8.15 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GREEN BANCORP, INC.

By:	/s/ John P. Durie
	Name:	John P. Durie
	Title:	Executive Vice President

SEARCHLIGHT MERGER SUB CORP.

By:	/s/ John P. Durie
	Name:	John P. Durie
	Title:	Executive Vice President

SP BANCORP, INC.

By:	/s/ Paul Zmigrosky
	Name:	Paul Zmigrosky
	Title:	Chairman of the Board

[Signature Page to Agreement and Plan of Merger]